Exhibit 2.1

Dated 26th May 2006

PALADIN RESOURCES LIMITED (1)

ENDEAVOUR ENERGY UK LIMITED (2)

ENDEAVOUR INTERNATIONAL CORPORATION (3)

AGREEMENT
granting put and call options over
the entire issued share capital
of Talisman Expro Limited

CMS Cameron McKenna LLP

Mitre House
160 Aldersgate Street
London EC1A 4DD

T +44(0)20 7367 3000

F +44(0)20 7367 2000

Ref: JPK/MIT2.31a/0Z6417.00139

Table of Contents

1.	Definitions and Interpretation

2.	Option over Shares and Completion Date Intercompany Payable

3.	Consideration

4.	Conditions precedent to Exercise of the Put Option or the Call Option

5.	Period prior to Completion

6.	Completion

7.	Warranties and Limitations

8.	Confidentiality

9.	Indemnities

10.	Notices

11.	Assignment

12.	Costs and expenses

13.	General

14.	Guarantee

15.	Governing law and Jurisdiction and Agent for Service

Schedule 1 Details of the Company

Schedule 2

Licence Interests – Part 1

Licence Interests – Part 2

Schedule 3 Warranties

Part 1 Seller’s Warranties

Part 2 Purchaser’s Warranties

Schedule 4 Completion Obligations

Schedule 5

Part A Working Capital

Exhibit Form of Working Capital Statement

Part B – The Completion Statements

Schedule 6

Part 1 Call Option Exercise Notice

Part 2 Put Option Exercise Notice

THIS AGREEMENT is made the 26th day of May 2006

BETWEEN

(1)	PALADIN RESOURCES LIMITED (registered in Scotland with number SC149507) whose registered office is at Talisman House, 163 Holburn Street, Aberdeen, Aberdeenshire AB10 6BZ (the “Seller”);

(2)	ENDEAVOUR ENERGY UK LIMITED (registered in England and Wales with number 05030838) whose registered office is at 33rd Floor, CityPoint, One Ropemaker Street, London EC2Y 9UE (the “Purchaser”); and

(3)	ENDEAVOUR INTERNATIONAL CORPORATION, a corporation incorporated under the laws of the State of Nevada whose principal place of business is 1000 Main Street, Suite 3300, Houston, Texas 77002, USA (the “Guarantor”).

RECITALS

(A)	Details of TALISMAN EXPRO LIMITED are set out in Schedule 1.

(B)	The Seller has agreed to grant to the Purchaser a call option over the Shares and the Completion Date Intercompany Payable and the Purchaser has agreed to grant to the Seller a put option over the Shares and the Completion Date Intercompany Payable on and subject to the terms and conditions of this Agreement.

NOW IT IS AGREED as follows:

1.	Definitions and Interpretation

In this Agreement:
1.1	Defined terms:

“Accounts” means the audited balance sheet of the Company as at 31 December 2004 and the audited profit and loss account of the Company for the year ended on that date together with the notes and the directors’ report in respect of that period;

“Accruals Basis” means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the cost is incurred or the right to the benefit arises regardless of when invoiced, paid or received;

“Adjustment Interest” means an amount equivalent to interest calculated at the rate per annum of LIBOR plus one (1) percentage point for the period from and including the Economic Date up to and excluding the Completion Date on a daily basis;

“AFE” means an authorisation for expenditure pursuant to an agreement relating to the Licence Interests;

“Affiliate” means in relation to any body corporate (i) its parent undertaking; or (ii) any subsidiary undertaking of such body corporate or of its parent undertaking;

“Block” means a licence block on the United Kingdom Continental Shelf;

“Business Day” means a day (other than a Saturday or Sunday) when banks are open for business in the City of London;

“CA 85” means the Companies Act 1985;

“Call Option” has the meaning given in Clause 2.1;

“Call Option Exercise Notice” means a notice given in accordance with Clause 4.8 the form of which is set out in Part 1 of Schedule 6;

“Call Option Period” means the period commencing on the date on which the Conditions are satisfied (or, in the case of the Conditions referred to in Clause 4.1.2 and Clause 4.1.5, waived) and expiring on the third Business Day thereafter or as otherwise agreed by the Parties in writing;

“Catastrophic Event” means an event giving rise to the physical loss of, damage to or destruction of the Goldeneye Field Facilities, leading to a total loss of production from the Goldeneye Field, where such loss of production is anticipated by the Seller (acting reasonably) to continue for a period of not less than eighteen months from the date of such event;

“Claim Threshold” means an amount in US Dollars equal to five per cent. (5%) of the amount of the Final Consideration;

“Company” means the company named in Recital (A);

“Completion” means completion of the sale and purchase of the Shares and the Completion Date Intercompany Payable pursuant to this Agreement;

“Completion Date” means the date on which Completion occurs;

“Completion Date Intercompany Payable” means all amounts (expressed in US Dollars at the Conversion Rate) owed as at the Completion Date by the Company to the Seller or any other member of the Seller’s Group, including pursuant to any cash-clearing arrangements between the Company and the Seller but excluding, for the avoidance of doubt, any part of the Hive-In Consideration then outstanding;

“Completion Date Intercompany Receivable” means all amounts (expressed in US Dollars at the Conversion Rate) receivable as at the Completion Date by the Company from the Seller or any other member of the Seller’s Group, including pursuant to any cash-clearing arrangements between the Company and the Seller but excluding, for the avoidance of doubt, any part of the Hive-Out Consideration then outstanding;

“Completion Long-Stop Date” means 30 November 2006;

“Completion Statements” means the statement of the balances of the Completion Date Intercompany Receivable and the Completion Date Intercompany Payable and the reports in relation to the Payments In and Payments Out, prepared in accordance with Clause 3.4 and Part B of Schedule 5 and aggregated to show the Net Funding Adjustment (and interest thereon), the Completion Date Intercompany Receivable and the Completion Date Intercompany Payable;

“Condensate Price” means the prices of condensate in US Dollars per ton, equal to 0.90 Brent X 8.9 where Brent will be the average of the price per barrel for the “Brent Crude Futures Contract”, as published by “ICE Futures” in respect of each month of an 18 month period beginning with the month following Conclusion of Determination.. Each of the prices will be calculated as the average of the “Sett” (Settlement) price published on each day by ICE Futures during the month preceding Conclusion of Determination;

“Conditions” means collectively the conditions precedent to Completion set out in Clause 4.1;

“Conclusion of Determination” means the earlier to occur of the following in relation to the Determination:

(a)	the occurrence of the Effective Adjustment Date pursuant to the Goldeneye UUOA; or

(b)	agreement by the Goldeneye Parties as to the Tract Participations and any consequent amendments to the “Unit Reservoir” and/or “Unit Area” pursuant to Clause 3.6 of the Goldeneye UUOA;

“Consideration” means the consideration payable at Completion for the sale of the Shares following exercise of the Call Option or the Put Option, as set out in Clause 3.1;

“Conversion Rate” means the reference exchange rate against the relevant currency for conversion into US Dollars as quoted by the European Central Bank (the “ECB”) at 2.15 p.m. ECB time on:

(i)	the first Business Day following the Economic Date, in the case of the Working Capital Amount;

(ii)	the first Business Day following the date of the relevant payment, in the case of each of the Payments In and Payments Out; and

(iii)	the first Business Day before the date of payment, in the case of any other payment made under this Agreement.

If the ECB does not provide an exchange rate for a currency then the London closing mid-market composite spot exchange rate against the relevant currency shall be taken from Bloomberg at noon GMT on the relevant day. For example the Dollar/Euro exchange rate can be referenced on Bloomberg via ‘USDEUR Currency HP’;

“CT” means corporation tax as charged under the Income and Corporation Taxes Act 1988 (“ICTA”) including, unless otherwise stated, the supplementary charge in respect of ring fence trades under section 501A ICTA;

“Data” means all data in the possession of the Company relating directly to the Licence Interests and forming part of the property jointly owned by the Company and the other parties to the JOAs and UOAs including petroleum engineering, reservoir engineering, drilling, geological, geophysical and all other kinds of technical data and reports, samples, well-logs and analyses in whatever form the same are maintained, but excluding internal memoranda, reports, interpretations and documents created for the Company’s (or its Affiliates’) own use and Traded Data;

“Data Room Documents” means the documents (in physical or electronic form) relating to the Company made available for the Purchaser’s inspection, as listed in the Data Room Index;

“Data Room Index” means together, (i) the index of the Data Room Documents contained in the CD-ROM appended to the Disclosure Letter and (ii), the supplemental data room index attached as Schedule 1 to the Disclosure Letter;

“De Minimis Claims” has the meaning given to it in Clause 7.5.3;

“Decommissioning Liabilities” means any Obligations incurred in relation to abandonment and/or decommissioning and/or removing and making safe all property (whether or not in existence as at the date of this Agreement) related to the Licence Interests (including platforms, pipelines, plant, machinery, wells, facilities and all other offshore and onshore installations and structures and drill cuttings) whether such Obligations are incurred under or pursuant to any of the Licence Documents or under statutory, common law or other obligation (whether or not in existence as at the date of this Agreement) and including any residual liability for anticipated and/or necessary continuing insurance, maintenance and monitoring costs;

“Determination” means the determination of the Goldeneye Field currently taking place pursuant to the Goldeneye UUOA and the call notice issued to the Goldeneye Parties by Esso Exploration and Production UK Limited thereunder on 28 April 2006;

“Determination Adjustment” has the meaning given to it in Clause 3.6;

“Determined Goldeneye Equity” means the Company’s revised “Unit Equity Share” following the Determination (pursuant to Clause 3.10 of the Goldeneye UUOA);

“Disclosed” means information fairly disclosed by the Disclosure Documents (and “Disclosure” shall be construed accordingly);

“Disclosure Documents” means the Disclosure Letter including the general disclosures contained therein and the documents listed in the Data Room Index;

“Disclosure Letter” means the letter described as such, dated as of the date of this Agreement and addressed by the Seller to the Purchaser;

“Dollars” or “US$” or “US Dollars” means dollars of the United States of America;

“Economic Date” means 00:01 hours (London Time) on 1 January 2006;

“Encumbrance” means any (other than by virtue of this Agreement) interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

“Environment” means all or any of the following, alone or in combination: the air (including the air within buildings and the air within any other natural or man-made structures above or below ground or above or below water), water (including seawater inside or outside any territorial limits, freshwater and water under or within land or in pipes or sewerage systems), soil and land (including the seabed and land under water) and any ecological systems and living organisms supported by those media including man;

“Environmental Law” means all United Kingdom and European Union acts and laws, international treaties, national, federal, provincial, state or local statutes, the common law, and any codes of law (having legal effect), in any relevant jurisdiction concerning:

(a)	harm or damage to or protection of the Environment and/or the provision of remedies in respect of or compensation for harm or damage to the Environment; and/or

(b)	emissions, discharges, releases or escapes into or the presence in the Environment of Hazardous Substances or the production, processing, management, treatment, storage, transport, handling or disposal of Hazardous Substances or the disposal or abandonment of any fixed or floating offshore installation; and/or

(c) worker or public health and safety,

and any bylaws, regulations or subordinate legislation, judgements, decisions, notices, orders, circulars, technical instructions, licences or permits and codes of practice from time to time issued or made thereunder;

“Environmental Liabilities” means any Obligations in respect of the Licence Interests under any Environmental Law or in relation to cleaning up, decontamination of, removing and disposing of debris or any property (including platforms, pipelines, plant, machinery, wells, facilities and all other offshore and onshore installations and structures and drill cuttings) from and for reinstating any area of land, foreshore or seabed, wherever situated, whether such Obligations are incurred under or pursuant to any of the Licence Interests or under any Environmental Law or other obligation and including any residual liability for anticipated and/or necessary continuing insurance, maintenance and monitoring costs;

“Estimated Completion Date Intercompany Payable Price” shall have the meaning given to it in Clause 3.2;

“Estimated Consideration Adjustment” means the aggregate of the Estimated Net Working Capital Adjustment and the Estimated Net Funding Adjustment, plus amounts equivalent to interest calculated thereon as required by Clause 3.1;

“Estimated Net Funding Adjustment” means an amount equal to the Net Funding Adjustment as estimated by the Seller prior to Completion;

“Estimated Net Working Capital Adjustment” means an amount equal to the Net Working Capital Adjustment as estimated by the Seller prior to Completion;

“Field” means a hydrocarbon accumulation which forms part of the Licence Interests as referred to in Schedule 2;

“Field Facilities” means the hydrocarbon production, processing and transportation facilities and the interconnecting pipelines used in relation to a Field and wholly owned or leased by a Field Group;

“Field Group” means the parties to the JOA or the UOA;

“Final Completion Date Intercompany Payable Price” shall have the meaning given to it in Clause 3.2;

“Final Consideration” means the Consideration as adjusted in accordance with Clauses 3.4, 3.5 and 3.6, being the final consideration payable for the sale of the Shares;

“Final Consideration Adjustment” means the aggregate of the Net Working Capital Adjustment (plus an amount equivalent to Adjustment Interest thereon as calculated in accordance with the provisions of this Agreement) and the Net Funding Adjustment (plus an amount equivalent to interest calculated thereon in accordance with the provisions of this Agreement), as set out in the Working Capital Statement and the Completion Statements respectively;

“FRS” means a financial reporting standard in force at the date of this Agreement as issued by the Accounting Standards Board Limited;

“GAAP” means FRSs, SSAPs, the legal principles set out in Schedules 4 and 4A CA 85, rulings and abstracts of the Urgent Issues Task Force of the Accounting Standards Board Limited and guidelines, conventions, rules and procedures of accounting practice in the United Kingdom which are regarded as permissible by the Accounting Standards Board Limited;

“Goldeneye Attributable Consideration” means that part of the Consideration attributable to the Company’s equity in the Goldeneye Interest (as set out in Schedule 2), being US$220,000,000;

“Goldeneye Field” means the Goldeneye field No 339 as determined by the Secretary and which is located in UKCS Blocks 14/28b, 14/29a, 20/3b and 20/4b;

“Goldeneye Field Facilities” means the hydrocarbon production, processing and transportation facilities and the interconnecting pipelines used in relation to the Goldeneye Field;

“Goldeneye Parties” means the parties to the Goldeneye UUOA, which are at the date hereof, the Company, Esso Exploration and Production UK Limited, Shell U.K. Limited and Centrica Resources Limited;

“Goldeneye UUOA” means the Goldeneye Unitisation and Unit Operating Agreement dated 15th March 2002 as amended, supplemented and/or novated from time to time;

“Government” means the government of the United Kingdom;

“Government Entity” means any department, authority, ministry, commission, instrumentality or agency of any government, any central, regional, local or municipal or other governmental authority (including regulatory authorities and administrative bodies) and any subdivision of the foregoing;

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substances (whether in the form of a solid, liquid, gas or vapour, and whether alone or in combination) which are capable of causing harm or damage to the Environment;

“Hive-In Agreement” means the agreement dated the date hereof entered into between Talisman Energy (UK) Limited (1), Talisman Energy Alpha Limited (2), Talisman North Sea Limited (3), Talisman Oil Trading Limited (4) and the Company (5) relating to, inter alia, the transfer of interests in United Kingdom Continental Shelf Petroleum Licence Nos. P.218, P.588, P.140, P.226, P.339 and P.213;

“Hive-In Consideration” means the consideration due under the Hive-In Agreement;

“Hive-In Interests Documents” has the same meaning as “Interests Documents” in the Hive-In Agreement;

“Hive-In/Hive-Out Guarantee” means the guarantee (in the agreed form) to be delivered to the Seller by the Purchaser at Completion pursuant to which the Guarantor guarantees the obligations of the Company under the Hive-In Agreement and the Hive-Out Agreements;

“Hive-In Licence Interests” has the same meaning as “Interests” in the Hive-In Agreement;

“Hive-Out Agreements” means the Overseas Assets Hive-Out Agreement and the Non-Overseas Assets Hive-Out Agreements;

“Hive-Out Consideration” means the total consideration payable to the Company for the transfer of the assets that are the subject of the Hive-Out Agreements;

“IVRRH Adjustment” means an adjustment to be made to the Consideration such that in the event that the IVRRH Assets (as defined in the Hive-In Agreement) cease to form part of the Hive-In Licence Interests in accordance with clause 2.5 of the Hive-In Agreement, the Consideration shall be decreased by US$15,000,000;

“JOA” means the joint operating agreement currently in force in respect of operations pursuant to a Licence and identified as such in Schedule 2;

“LIBOR” means the one month London inter-bank offered rate for US Dollars as published electronically on Reuters as the official quotation at closing (last trade) London time on the relevant day of the relevant period in respect of which interest (or an amount equivalent thereto) is to be calculated, or the next day thereafter for which a rate is so published;

“Licence” means each or any of the licences of which details are set out in Schedule 2;

“Licence Documents” means those documents listed as such in Schedule 2 which relate to each part of the Licence Interests or, where the context so requires, any one or more of such documents;

“Licence Interests” means

(a)	the Company’s undivided legal and beneficial interest in each Licence;

(b)	the Company’s entire interest in and under the JOA in relation to each Licence;

(c)	the Company’s entire interest in and under each UOA;

(d)	the Company’s entire interest in the Field Facilities; and

(e)	the Company’s entire interest in the Data

together in each case with all rights and obligations attaching thereto and including (i) the right to take and receive a consequent share of all Petroleum produced under the Licences on and after the Economic Date and to receive the gross proceeds from the sale or other disposition thereof; (ii) a consequent share of the Company’s right, title and interest in and to jointly owned funds, jointly owned property and all other assets which are or may be owned pursuant to or under any of the Licence Documents; and (iii) all rights, liabilities and obligations associated with such interest under the Licence Documents;

“Licence Operator” means the entity appointed operator pursuant to a JOA and in the case of each Licence the current Licence Operator is identified in Schedule 2;

“Losses and Expenses” means actions, proceedings, losses, damages, liabilities, claims, demands, costs and expenses, including, legal and other professional fees and any VAT payable in relation to any such matter, circumstance or item (except to the extent that the Party claiming Losses and Expenses obtains credit for such VAT as input tax);

“Natural Gas Price” means the average of the gas prices for an 18 month period starting with the month following the Conclusion of Determination where the prices for each month (or quarter as applicable) shall be the mean between the bid and offer quotations as published by the daily Heren Energy “European Spot Gas Markets” under the heading “NBP” during the period starting one Business Day preceding the last Business Day of the month preceding the Conclusion of Determination to the Business Day preceding the last Business Day of the month of Conclusion of Determination . For the sake of clarity, should the last month of the above 18 month period not be the last month of a quarter then the price applicable for such month shall be deemed to be that of the quarter in question;

“Net Funding Adjustment” means an adjustment to be made to the Consideration to reflect:

(a)	payments made by way of equity injection into the Company by the Seller or any other member of the Seller’s Group after the Economic Date and before Completion (“Payments In”); and

(b)	dividends and other distributions of profit paid out from the Company to the Seller or any other member of the Seller’s Group resulting from profits earned during the period after the Economic Date and before Completion (which are not reflected in the Completion Date Intercompany Payable or the Completion Date Intercompany Receivable), but excluding the Permitted Dividends (“Payments Out”), in both cases expressed in US Dollars at the Conversion Rate and such that:

(i)	if aggregate Payments In exceed aggregate Payments Out, the Consideration shall be increased by the amount of the excess; and

(ii)	if aggregate Payments Out exceed aggregate Payments In, the Consideration shall be decreased by the amount of the excess;

plus amounts equivalent to interest as further provided in this Agreement;

“Net Working Capital Adjustment” means an adjustment to be made to the Consideration to reflect the amount by which the Working Capital Amount as at the Economic Date, as derived from the Working Capital Statement, is greater or less than US$0.00 (zero US Dollars) such that:

(a)	if the Working Capital Amount is greater than US$0.00 (zero US Dollars), the Consideration shall be increased by the amount of the excess; and

(b)	if the Working Capital Amount is less than US$0.00 (zero US Dollars), the Consideration shall be decreased by the amount of the shortfall,

together with, in either case, amounts equivalent to Adjustment Interest as further provided in this Agreement;

“Non-Overseas Assets Hive-Out Agreements” means:

(a)	the agreement dated the date hereof entered into between the Company and Talisman Energy (UK) Limited relating to, inter alia, the transfer by the Company to Talisman Energy (UK) Limited of UKCS Licences P.120, P.019, P.291, P.292, P.020, P.357, P.213, P.111 and P.1264;

(b)	the agreement dated the date hereof entered into between the Company and Talisman Oil Trading Limited relating to, inter alia, the transfer by the Company to Talisman Oil Trading Limited of UKCS Licences P.1040, P.1290; and

(c)	the agreement dated the date hereof entered into between the Company and Talisman North Sea Limited relating to, inter alia, the transfer by the Company to Talisman North Sea Limited, of UKCS Licence P.219;

“Obligations” means costs, charges, expenses, liabilities and obligations of whatsoever nature and howsoever arising;

“Old Goldeneye Equity” means seven decimal five per cent. (7.5%);

“Operator” means, where the context so requires, any of or all of the following:

(a)	a Licence Operator;

(b)	the Pipeline Operator; and/or

(c)	the Unit Operator;

“Option” means the Call Option and/or the Put Option, as the case may be;

“Option Exercise Notice” means the Call Option Exercise Notice or the Put Option Exercise Notice, as the case may be;

“Overseas Assets Hive-Out Agreements” means the agreements dated on or about the date hereof entered into between (i) the Company and Talisman Petroleum Ltd relating to the Romanian assets; and (ii) the Company and Paladin Resources (Montrose) Limited relating to the Tunisian assets;

“Parties” means the Purchaser and the Seller (and “Party” shall be construed accordingly);

“Payments In” and “Payments Out” shall have the meanings given in the definition of “Net Funding Adjustment”;

“Permitted Dividends” means the interim dividend or dividends to be declared and paid by the Company following completion of the Hive-In Agreement and the Hive-Out Agreements, pursuant to which the net receivable payable to the Company upon completion of those agreements will be paid to the Seller;

“Petroleum” shall have the meaning given in the Licence;

“Pipeline Operator” means the entity appointed operator in relation to a Pipeline System, as identified in Schedule 2;

“Pipeline System” means a pipeline system through which production from a Field or Fields is transported and which is identified and described in Schedule 2;

“Purchaser’s Solicitors” means Vinson & Elkins RLLP of CityPoint, 33rd Floor, One Ropemaker Street, London EC2Y 9UE;

“Put Option” has the meaning given to it in Clause 2.2

“Put Option Exercise Notice” a notice given in accordance with Clause 4.10, the form of which is set out in Part 2 of Schedule 6;

“Put Option Period” means the period during which the Put Option may be exercised in accordance with Clause 4.9;

“Relevant Claim” means

(a)	any claim against the Seller for breach of the Warranties; and

(b)	any other claim (whether in contract, tort or otherwise) against the Seller arising out of any of the other provisions of this Agreement (not including claims made by the Purchaser under Clauses 9.3 or under the Tax Deed);

“Representations” has the meaning given in Clause 7.8;

“Secretary” means the Secretary of State for Trade and Industry of the Government and any successor in relevant function in relation to the Licences;

“Seller’s Group” means the Seller and its Affiliates (other than the Company);

“Seller’s Solicitors” means CMS Cameron McKenna LLP of Mitre House, 160 Aldersgate Street, London EC1A 4DD (Ref. JPK/MIT2.31a/0Z6417.00139);

“Share Buy-Back” means a purchase by the Company of such portion of the Shares as the Seller may determine out of the capital of the Company, undertaken pursuant to section 171ff CA85 in the circumstances contemplated by Clause 4.12;

“Shares” means the 44,250,002 fully-paid issued ordinary shares of £1 each in the capital of the Company;

“SSAP” means a statement of standard accounting practice in force at the date of this Agreement as adopted by the Accounting Standards Board Limited;

“Taxation” or “Tax” means:

(a)	all forms of taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities chargeable in the United Kingdom; and

(b)	any penalty, fine, surcharge, interest, charges or costs payable in connection with any Taxation within (a) above;

“Tax Deed” means the deed of indemnity to Tax (in the agreed form) to be entered into by the Seller and the Purchaser at Completion;

“Third Party Guarantees” means any guarantees of the obligations of the Company pursuant to or in connection with the Licence Interests given by the Seller or any of its Affiliates;

“Tract Participations” shall have the meaning given to it in the Goldeneye UUOA;

“Traded Data” means, with respect to a Block comprised within the Licence Interests, data which relates to an area outside such Block and which has been acquired by trade, purchase or otherwise by and on behalf of the Company (either alone or in conjunction with third parties) from a third party or parties, and/or data which relates to such a Block and has been acquired as aforesaid which in both cases cannot be provided to the Company following Completion because of a prohibition in the agreement under which it was acquired;

“Unit Operator” means the entity appointed operator pursuant to a UOA;

“UOA” means the unitisation and operating agreement currently in force in respect of a Field identified as such in Schedule 2;

“Warranties” means the warranties of the Seller given pursuant to Clause 7 and set out in Part 1 of Schedule 3;

“Working Capital Amount” means an amount (expressed in US Dollars at the Conversion Rate) calculated in accordance with Part A of Schedule 5; and

“Working Capital Statement” means a statement showing, individually and in aggregate, the Working Capital Amount (and interest thereon as further provided in this Agreement) of the Company at the Economic Date prepared in accordance with Clause 3.4.1A and Schedule 5.

1.2	Reference to any document as being “in the agreed form” means that it is in the form agreed between the Seller and the Purchaser and signed for the purposes of identification by or on behalf of the Seller and the Purchaser.

1.3	Where a Warranty is qualified by the words “so far as the Seller is aware”, or any similar expression, the Seller acknowledges that it has represented to the Purchaser that such warranty has been so qualified after due enquiry of the Aberdeen based senior management team and of Steve Bowyer and that the Seller has used reasonable endeavours to ensure that the statement contained in that Warranty is accurate. The Purchaser acknowledges that neither the persons referred to above nor the Seller has any obligation to make enquiries of any other person in relation to the Warranties.

1.4	The table of contents and headings and sub-headings are for convenience only and shall not affect the construction of this Agreement.

1.5	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders. References to any person (which for the purposes of this Agreement shall include natural persons, bodies corporate, unincorporated associations, partnerships, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality) shall include the person’s successors.

1.6	The words “other”, “include” and “including” do not connote limitation in any way.

1.7	References to Recitals, Schedules, clauses and sub-clauses are to (respectively) recitals to, schedules to, and clauses and sub-clauses of, this Agreement (unless otherwise specified); and references within a Schedule to paragraphs are to paragraphs of that Schedule (unless otherwise specified); and references to this Agreement include the Schedules.

1.8	References in this Agreement to any treaty, statute, statutory provision, directive of the Council of the European Union (whether issued jointly with any other person or under any other name) or other legislation include a reference to that treaty, statute, statutory provision, directive or legislation as amended, extended, re-enacted, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant treaty, statute, statutory provision, directive or legislation PROVIDED ALWAYS THAT the liability of the Parties and the Guarantor shall not be increased by any such amendment, extension, re-enactment, consolidation or replacement made after the date of this Agreement.

1.9	References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term.

1.10	Any reference to “writing” or “written” includes faxes and any legible reproduction of words delivered in permanent and tangible form (but does not include e-mail).

1.11	References to times of the day are (unless otherwise expressly provided) to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

1.12	The expressions “subsidiary”, “holding company”, “body corporate”, “parent undertaking” and “subsidiary undertaking” shall have the meanings respectively given to them in CA 85.

2.	Option over Shares and Completion Date Intercompany Payable

2.1	The Seller hereby grants on the terms of this Agreement to the Purchaser an option to require the Seller to sell the Shares for the Final Consideration and the Completion Date Intercompany Payable for the Final Completion Date Intercompany Payable Price to the Purchaser (the “Call Option”).

2.2	The Purchaser hereby grants on the terms of this Agreement to the Seller an option to require the Purchaser to purchase the Shares for the Final Consideration and the Completion Date Intercompany Payable for the Final Completion Date Intercompany Payable Price from the Seller (the “Put Option”).

2.3	The Seller covenants, in relation to the Shares and the Completion Date Intercompany Payable which may be transferred by the Seller (or its nominee (in the event of a Share Buy-Back)) pursuant to this Agreement that it (or the registered holder, as the case may be) has now and, if either the Call Option or the Put Option is exercised, will have the right to transfer the legal and beneficial title to such Shares and the Completion Date Intercompany Payable and that they will be transferred with full guarantee and free from all Encumbrances.

2.4	The Shares shall be sold with the benefit of all rights (and the burden of all obligations) attaching to them as at Completion, including the right to receive all dividends and distributions declared, paid or made by the Company on or after the Economic Date, excluding the Permitted Dividends.

2.5	The Seller waives (and undertakes to procure that its nominee (in the event of a Share Buy-Back) shall waive) all rights of pre-emption or similar rights over any of the Shares conferred on it either by the articles of association of the Company or in any other way (such waiver to be effective upon exercise of the Put Option or the Call Option, as applicable).

3.	Consideration

3.1	The Consideration shall be determined as follows:

Consideration = (A + B) plus/minus (as the case may be) (C + D) plus/minus (as the case may be) (E + F) minus G minus H minus I;

A means US$414,000,000;

B means the Adjustment Interest calculated on A;

C means the Net Working Capital Adjustment or, if the Net Working Capital Adjustment has not been agreed or finally determined in accordance with Clause 3.4 on or prior to the Completion Date, the Estimated Net Working Capital Adjustment;

D means the Adjustment Interest calculated on C;

E means the Estimated Net Funding Adjustment;

F means interest calculated on each Payment In and Payment Out referred to in E (at the rate per annum of LIBOR plus one percentage point) from the date such Payment In or Payment Out was made to the Completion Date and so that, in calculating F, the amount of interest so calculated on Payments Out shall be deducted from the amount of interest so calculated on Payments In;

G means the Estimated Completion Date Intercompany Payable Price;

H means an amount equal to 12 per cent. of the amount by which the Completion Date Intercompany Payable is less than US$163,000,000; and

I means the IVRRH Adjustment.

3.2	The Final Completion Date Intercompany Payable Price shall be a sum equal to the Completion Date Intercompany Payable as set out in the Completion Statements. The amount payable by the Purchaser at Completion in respect of the Completion Date Intercompany Payable shall be the Seller’s estimate (in good faith) of the Completion Date Intercompany Payable, based on the management accounts and other financial statements of the Company (which estimate shall be the “Estimated Completion Date Intercompany Payable Price”).

3.3	No later than ten Business Days before the date agreed by the Seller and the Purchaser to be the estimated Completion Date the Seller shall provide the Purchaser with its statement of the Consideration and the Estimated Completion Date Intercompany Payable Price including its statement of the Estimated Net Funding Adjustment and Net Working Capital Adjustment or, if the Net Working Capital Adjustment has not been agreed or finally determined in accordance with Clause 3.4 by such date, the Estimated Net Working Capital Adjustment. Such statement shall be conclusive of the amount of the Consideration and the amount in respect of the Completion Date Intercompany Payable to be paid by the Purchaser at Completion.

3.4

3.4.1A The Working Capital Amount, which if positive shall increase the Final Consideration and if negative shall reduce the Final Consideration, shall be the amount calculated in respect of each of the categories listed in Part A of Schedule 5 as at the Economic Date by reference to the statements provided by the relevant Operators and otherwise in accordance with Schedule 5. The Seller shall prepare the Working Capital Statement for each of the categories listed in Schedule 5.

3.4.1B The Seller shall, as soon as practicable following Completion, draw up the Completion Statements for the purposes of determining the Net Funding Adjustment and interest thereon, and the Completion Date Intercompany Payable. The Completion Statements shall be drawn up within sixty Business Days of the Completion Date.

3.4.1C For the purposes of Clauses 3.4.1A and 3.4.1B the Purchaser shall procure that the Seller shall, upon reasonable notice and during normal business hours, be granted all necessary access to all books and records whatsoever of the Company, as may be required in connection with the preparation of the Working Capital Statement and the Completion Statements. The Purchaser and independent accountants selected by the Purchaser shall have access, upon reasonable notice and during normal office hours, to all relevant and material work papers prepared by the Seller in connection with the preparation of the Working Capital Statement and the Completion Statements following a written request to so access such papers.

3.4.1	The Seller shall draw up the Completion Statements in accordance with the requirements of Part B of Schedule 5.

3.4.2	The Seller shall promptly forward the Working Capital Statement and the Completion Statements, on their completion, to the Purchaser. The Purchaser shall review the Working Capital Statement and the Completion Statements within sixty (60) Business Days of receipt (the “Review Period”).

3.4.3	If the Purchaser disputes any item of the Working Capital Statement or the Completion Statements, it shall do so by notice in writing to the Seller, any such notice to be sent to the Seller prior to the expiry of the relevant Review Period and to further state, in reasonable detail, the items and amounts subject to such dispute (the “Disputed Items”). To the extent no such notice is so given during the Review Period, the Purchaser shall be deemed to have accepted and approved the Working Capital Statement and the Completion Statements and such Working Capital Statement and the Completion Statements shall be binding upon the Parties. If any such notice or notices is or are so given by the Purchaser then those matters which are not Disputed Items shall be deemed to be agreed subject to any consequential adjustments arising from the resolution or determination of the Disputed Items pursuant to this clause (“consequential matters”). Within fifteen (15) Business Days after the expiry of the Review Period, the Seller and the Purchaser shall meet to try to resolve the Disputed Items and in the event that the Disputed Items together with any consequential matters are not resolved within twenty (20) Business Days after the expiry of the Review Period, the Disputed Items together with any consequential matters shall be referred to an independent internationally recognised firm of chartered accountants, mutually acceptable to the Seller and the Purchaser. If within thirty (30) Business Days following the expiry of the Review Period, the Seller and the Purchaser cannot agree on the choice of such independent accounting firm, the independent accounting firm shall be designated by the President for the time being of the Institute of Chartered Accountants of England and Wales on the written application of the Seller or of the Purchaser (whichever applies first) (such firm, as ultimately agreed by the Seller and the Purchaser or designated in accordance with the foregoing provision, being hereinafter referred to as the “Expert”). In making its determination the Expert shall act as an expert and not an arbitrator and neither the Arbitration Act 1996 nor any earlier or later enactments on arbitration shall apply. The Expert’s decision shall, in the absence of fraud or manifest error, be final, conclusive and binding on the Parties. The Seller and the Purchaser shall instruct the Expert to make its determination within thirty (30) Business Days of the referral to it of the Disputed Items or consequential matters, to limit its examination to the Disputed Items or consequential matters and to resolve any such Disputed Items or consequential matters. The fees and costs of the Expert shall be borne equally between the Seller and the Purchaser.

3.5

3.5.1	The Working Capital Statement and the Completion Statements, as finally accepted and/or determined by the Expert under Clause 3.4, shall be conclusive as to the Final Consideration Adjustment and the Final Completion Date Intercompany Payable Price.

3.5.2	If the Final Consideration Adjustment is greater than the Estimated Consideration Adjustment, the Purchaser shall promptly (and in any event within ten (10) Business Days of the final acceptance and/or determination of such Final Consideration Adjustment) pay to the Seller:

(a)	the amount of the difference between the Final Consideration Adjustment and the Estimated Consideration Adjustment, plus

(b)	interest (at the rate specified in the definition of Adjustment Interest) on that difference from and including the Completion Date until the date of payment.

3.5.3	If the Final Consideration Adjustment is less than the Estimated Consideration Adjustment, the Seller shall promptly (and in any event within ten (10) Business Days of the final acceptance and/or determination of such Final Consideration Adjustment) repay to the Purchaser:

(a)	the amount of the difference between the Final Consideration Adjustment and the Estimated Consideration Adjustment, plus

(b)	interest (at the rate specified in the definition of Adjustment Interest) on that amount from and including the Completion Date until the date of payment.

3.5.4	The Final Consideration shall be further adjusted to reflect any difference between the Estimated Completion Date Intercompany Payable Price and the Final Completion Date Intercompany Payable Price as if G and H in clause 3.1 were recalculated on the basis of the Final Completion Date Intercompany Payable Price rather than the Estimated Completion Date Intercompany Payable Price.

3.5.5	If the Final Completion Date Intercompany Payable Price is greater than the Estimated Completion Date Intercompany Payable Price, the Purchaser shall promptly (and in any event within ten (10) Business Days of the final acceptance and/or determination of the Final Completion Date Intercompany Payable Price) pay to the Seller the difference between the Estimated Completion Date Intercompany Payable Price and the Final Completion Date Intercompany Payable Price.

3.5.6	If the Final Completion Date Intercompany Payable Price is less than the Estimated Completion Date Intercompany Payable Price, the Seller shall promptly (and in any event within ten (10) Business Days of the final acceptance and/or determination of the Final Completion Date Intercompany Payable Price) pay to the Purchaser the difference between the Estimated Completion Date Intercompany Payable Price and the Final Completion Date Intercompany Payable Price.

3.6	The Final Consideration shall be subject to further adjustment in respect of the Determination (the “Determination Adjustment”), which the Parties hereby agree shall be treated as an adjustment to the Final Consideration.

3.7	Within twenty five (25) Business Days following Conclusion of Determination, the Determination Adjustment shall be calculated, if the Conclusion of Determination is after Completion, by the Purchaser, and if the Conclusion of Determination is prior to Completion, by the Seller, as follows and a statement thereof provided to the Seller:

3.7.1	Determined Goldeneye Equity/Old Goldeneye Equity = “Revised Equity Multiplier”

3.7.2	Goldeneye Attributable Consideration X Revised Equity Multiplier = “Revised Unit Equity Adjustment” (US$)

3.7.3	Revised Unit Equity Adjustment + UUOA Adjustment (net of CT at the rate applicable at the time of the Determination) — Goldeneye Attributable Consideration = Determination Adjustment (US$)

3.8	If the Revised Equity Multiplier is less than one (1), the UUOA Adjustment shall be calculated as follows:

(a)	the payment to be received by the Company in respect of the financial contributions pursuant to clause 4.4 of the Goldeneye UUOA as adjusted in respect of the Economic Date pursuant to Clause 3.10 (US$)

LESS

(b)	the “Gas Make-Up Amount – Excess Quantity” (volume) calculated in respect of the Company pursuant to clause 4.10.1 of the Goldeneye UUOA as adjusted in respect of the Economic Date pursuant to Clause 3.10 and multiplied by 95% of the Natural Gas Price (US$) multiplied by 90% AND

(c)	the “Condensate Make-Up Amount – Excess Quantity ” (volume) calculated in respect of the Company pursuant to clause 4.10.1 of the Goldeneye UUOA as adjusted in respect of the Economic Date pursuant to Clause 3.10 and multiplied by 81% of the Condensate Price (US$) multiplied by 90%.

3.9	If the Revised Equity Multiplier is more than one (1), the UUOA Adjustment shall be calculated as follows:

(a)	the “Gas Make-Up Amount – Deficient Quantity” (volume) calculated in respect of the Company pursuant to clause 4.10.1 of the Goldeneye UUOA as adjusted in respect of the Economic Date pursuant to Clause 3.10 and multiplied by 95% of the Natural Gas Price (US$) multiplied by 90% PLUS

(b)	the “Condensate Make-Up Amount – Deficient Quantity ” (volume) calculated in respect of the Company pursuant to clause 4.10.1 of the Goldeneye UUOA as adjusted in respect of the Economic Date pursuant to Clause 3.10 and multiplied by 81% of the Condensate Price (US$) multiplied by 90% LESS

(c)	the payment to be made by the Company in respect of the financial contributions pursuant to clause 4.4 of the Goldeneye UUOA as adjusted in respect of the Economic Date pursuant to Clause 3.10 (US$).

3.10	In Clauses 3.8 and 3.9 above, each amount shall be adjusted in respect of the Economic Date as follows:

3.10.1	there shall be deducted from the calculation of the amounts set out in Clause 3.8(a) and 3.9(c) any contributions paid or to be paid mentioned therein (and the interest thereon calculated on an Accruals Basis in accordance with clause 4.2(d) of the Goldeneye UUOA) in respect of the period on and after the Economic Date; and

3.10.2	in the calculation of the relevant gas and condensate volumes set out in Clause 3.8(b), 3.8(c), 3.9(a) and 3.9(b) there shall be deducted therefrom all volumes attributable to the period on and after the Economic Date.

3.11	Within ten (10) Business Days following issue of the Determination Adjustment,

3.11.1	if the Determination Adjustment is negative, the Seller shall pay or procure the payment of an amount equal to the amount by which the Determination Adjustment is less than zero by way of electronic transfer for same day value to the Purchaser’s Solicitors; or

3.11.2	if the Determination Adjustment is positive, the Purchaser shall pay or procure the payment of an amount equal to the Determination Adjustment by way of electronic transfer for same day value to the Seller’s Solicitors.

3.12	The Seller undertakes to the Purchaser that the Permitted Dividends will not include profits earned in respect of the Licence Interests or the Hive-In Licence Interests since the Economic Date.

4.	Conditions precedent to Exercise of the Put Option or the Call Option

4.1	The Put Option may only be exercised during the Put Option Period and the Call Option may only be exercised in the Call Option Period and, in both cases, only after fulfilment or waiver (in accordance with Clause 4.6) of the following Conditions.

4.1.1	receipt by the Seller of confirmation by the Secretary in a form and substance satisfactory to the Purchaser (acting reasonably) that he does not intend to exercise his power under any of the included clauses in any of the Licences or otherwise, to serve written notice proposing to revoke the Licences (or any of them) unless a further change of control of any Group Company as specified in such notice takes place;

4.1.2	completion of the Overseas Assets Hive-Out Agreements in accordance with their respective terms;

4.1.3	completion of the Non-Overseas Assets Hive-Out Agreements in accordance with their respective terms;

4.1.4	completion of the Hive-In Agreement in accordance with its terms; and

4.1.5	the Company being lawfully able to pay the Permitted Dividends to the Seller.

4.2	The Seller shall use reasonable endeavours to procure satisfaction of the Conditions as soon as reasonably practicable following execution of this Agreement and the Purchaser shall use reasonable endeavours to provide all such reasonable assistance to the Seller as the Seller may reasonably request in order for it to do so, including, without limitation, all such information and documentation concerning the Purchaser and its group as may be necessary to enable the Seller to prepare and submit all necessary filings required by any Government Entity in connection with this transaction contemplated by this Agreement and the Hive-In Agreement.

4.3	If at any time either party becomes aware of a fact or circumstance that may prevent a Condition from being satisfied, it shall immediately notify the other party.

4.4	The Purchaser shall provide and/or procure the provision of such parent company guarantee and/or alternative security as may be required by:

4.4.1	the Secretary, in order to obtain fulfilment of the Conditions; and

4.4.2	the parties (or any of them) to any Hive-In Interests Document(s) in order to obtain the release of the Seller from its obligations thereunder to enable completion of the Hive-In Agreement.

4.5	Each Party shall, and shall procure that each of its Affiliates shall, use reasonable endeavours to procure the satisfaction of the Conditions, including the prompt provision of information and submission of all necessary filings to the Government, and the execution of all such other documents, acts and things as may be reasonably required in order to satisfy the Conditions.

4.6

4.6.1	The Seller and the Purchaser shall be entitled by mutual agreement to waive compliance with the Condition stated in Clause 4.1.2 where they agree that any condition or conditions precedent to completion of either of the Overseas Assets Hive-Out Agreements (the “Relevant Conditions”) will not be satisfied by such date as the Parties have estimated that the Conditions would otherwise be satisfied following consultation with each other. It is agreed that in such circumstances the Parties shall each use their respective reasonable endeavours to procure fulfilment of the Relevant Conditions as soon as is reasonably practicable thereafter and that, pending such fulfilment:

(a)	the Purchaser shall hold the assets comprised in the relevant Overseas Assets Hive-Out Agreement (the “Relevant Assets”) and any income derived therefrom on trust for the Seller; and

(b)	the Seller shall indemnify the Purchaser and hold the Purchaser harmless for any Obligations arising in respect of the Relevant Assets on the same terms as the indemnities contained in clause 6 of the relevant Overseas Assets Hive-Out Agreement.

4.6.2	The Seller shall be entitled by notice in writing to the Purchaser to waive compliance with the Condition stated in Clause 4.1.5.

4.7	If all of the Conditions are not fulfilled or, in the case of the Conditions referred to in Clause 4.1.2 and Clause 4.1.5, waived, on or before the Completion Long-Stop Date this Agreement shall cease to have effect (except for the obligations in Clauses 8 and 15) and neither Party (provided it shall have used reasonable endeavours as aforesaid) will, save in relation to any accrued rights or obligations as at such date, have any rights or liabilities under this Agreement.

4.8	The Call Option may only be exercised by the Purchaser serving upon the Seller a Call Option Exercise Notice (with not less than 3 Business Days’ notice of Completion) at any time during the Call Option Period requiring the Seller to sell the Shares. The Seller undertakes to use its reasonable endeavours to keep the Purchaser appraised as to the progress being made in relation to completion of the Hive-Out Agreements, and shall give the Purchaser not less than 14 days’ notice of the date on which the Seller estimates that the Hive-Out Agreements will be completed (it being acknowledged that in doing so the Seller will not be giving any undertaking, warranty or representation as to completion of the Hive-Out Agreements occurring by such date). The Call Option shall be exercised in respect of all (and not some only) of the Shares and all of the Completion Date Intercompany Payable.

4.9	The Put Option may not be exercised unless and until either:

4.9.1	the Call Option Period has expired without the Call Option being validly exercised in accordance with the terms of this Agreement; or

4.9.2	the Call Option has been validly exercised but the Purchaser has not paid (or caused to be paid) the Consideration to the Seller.

The Put Option Period will commence on the day following the date on which the Call Option Period expires and expire on the date falling ten (10) Business Days thereafter, or as otherwise agreed by the Parties in writing.

4.10	The Put Option may only be exercised by the Seller serving upon the Purchaser a Put Option Exercise Notice requiring the Purchaser to purchase the Shares, such notice being served with not less than 3 Business Days’ notice of Completion and before the expiry of the Put Option in accordance with Clause 4.9. The Put Option shall be exercised in respect of all (and not some only) of the Shares and all of the Completion Date Intercompany Payable.

4.11	A Call Option Exercise Notice or a Put Option Exercise Notice, once served, shall not be revoked.

4.12	In the period between the date of this Agreement and the Completion Date, the Seller shall be entitled upon giving notice in writing to the Purchaser to cause the Company to enter into a Share Buy-Back where the Seller determines that this is necessary or desirable in order to enable the Company to lawfully distribute some or all of the Hive-Out Consideration to the Seller. In the event of a Share Buy-Back, the Parties shall use their reasonable endeavours to:

4.12.1	procure that they and the Company do all such things as may be necessary to effect and complete the Share Buy-Back as soon as is reasonably practicable; and

4.12.2	agree such amendments to this Agreement as the Parties deem necessary or desirable to preserve the effect of, and the Parties’ rights under, this Agreement, and/or complete the Share Buy-Back.

4.13	Without prejudice to the generality of Clause 4.12.2, it is agreed that, upon completion of a Share Buy-Back:

4.13.1	the definition of “Shares” in Clause 1.1 and for the purpose of this Agreement shall be deemed to exclude any ordinary shares in the issued share capital of the Company that are the subject of such Share Buy-Back; and

4.13.2	to the extent that an interim dividend is declared prior to completion of the Hive-Out Agreements for the purposes of facilitating a Share Buy-Back, such dividend shall constitute a “Permitted Dividend” for the purposes of this Agreement.

4.14	The Seller undertakes to use its reasonable endeavours to keep the Purchaser appraised as to the progress being made in relation to the satisfaction of the Condition set out in Clause 4.1.5. If at any time the Seller determines that it will not be able to satisfy the Condition set out in Clause 4.1.5, the Seller agrees that it shall (by notice to the Purchaser) offer the Purchaser an option (the “Consideration Option”) pursuant to which the Purchaser may elect to increase the Final Consideration by an amount equal to that part of the Hive-Out Consideration that remains due and payable (having satisfied the Hive-In Consideration) to the Company (the “Hive-Out Balance”) on the date on which the Purchaser is notified of the Consideration Option (the “Notification Date”).

4.15	The Purchaser shall be entitled to exercise the Consideration Option by notice in writing to the Seller given not later than five (5) Business Days following the Notification Date. Upon exercise by the Purchaser of the Consideration Option, the Parties shall consult in good faith with each other with a view to agreeing and implementing such changes as may need to be made to the Agreement in connection with the exercise of the Consideration Option, including (without limitation) the waiver by the Seller of the Condition set out in Clause 4.1.5 and the payment by the Seller (or its Affiliates) to the Company of the Hive-Out Balance upon receipt of the increased Final Consideration by the Seller.

5.	Period prior to Completion

5.1	The Seller shall procure that, between the date of this Agreement and either (i) the date of Completion, or (ii) lapse of the Put Option (whichever is the sooner, both dates inclusive) the Company shall (to the extent it is permitted to do so under the Licence Documents and the Hive-In Interests Documents and subject to any confidentiality obligations by which it is bound):

5.1.1	carry on business in the ordinary course and, in particular, continue to carry on its activities in relation to the Licence Interests and the Hive-In Licence Interests in accordance with good oil and gas field practice;

5.1.2	promptly and to the extent practicable in the circumstances consult with the Purchaser in relation to any material decision in connection with the Licence Interests and the Hive-In Licence Interests, provided that nothing in this Clause 5.1.2 shall operate to fetter the discretion of the Company in exercising its votes in respect thereto;

5.1.3	except as Disclosed, not trade, relinquish, surrender, sell, assign or amend the Licence Interests or the Hive-In Licence Interests (or agree to do any of the foregoing in the future) without the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed);

5.1.4	not amend or agree to amend any of the Licence Documents or the Hive-In Interests Documents or waive any of its rights under the Licence Documents or the Hive-In Interests Documents without the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed);

5.1.5	not approve any work programme, budget, expenditure or capital commitment relating to the Licence Interests or the Hive-In Licence Interests involving expenditure in excess of US$500,000 (five hundred thousand US Dollars) (net Company’s share) in any case other than:

(a)	any such expenditure covered by any budget approved prior to the date of this Agreement; or

(b)	any such expenditure in respect of which the Purchaser has given its prior written approval (not to be unreasonably withheld or delayed); or

(c)	any expenditure necessitated by any emergency (in which case the Seller shall consult with the Purchaser to the extent practicable in the circumstances); or

(d)	any expenditure agreed or forming part of a process agreed pursuant to any Licence Document or the Hive-In Interests Documents including cash calls and Operator billings;

5.1.6	keep the Purchaser informed in a timely manner of all material matters in relation to the Licence Interests and the Hive-In Licence Interests, including:

(a)	the payment of any cash call;

(b)	the approval of any AFE;

(c)	the adoption or proposal of, or amendment to, any work programmes and budgets; and

(d)	the receipt of Operators’ billing statements and invoices; and

5.1.7	maintain or cause to be maintained in force any insurance which the Company holds or which is held on its behalf as at the date of this Agreement.

5.2	Between the date of this Agreement and Completion the Seller shall procure that unless consented to by the Purchaser (such consent not to be unreasonably withheld or delayed) the Company shall not or shall not agree to:

5.2.1	create, purchase (other than by way of a Share Buy-Back), redeem, allot or issue, (whether by way of option over shares or the issue of any rights convertible into shares or otherwise) any shares in its capital other than to its parent company pursuant to a capitalisation of debt;

5.2.2	make any alteration to its Articles of Association;

5.2.3	discontinue or cease to operate all or a material part of its business (other than as contemplated by the Hive-Out Agreements or the Hive-In Agreement);

5.2.4	make any material change in the nature of its business (other than as contemplated by the Hive-Out Agreements or the Hive-In Agreement);

5.2.5	write off or release any debts;

5.2.6	(other than pursuant to the Hive-Out Agreements or the Hive-In Agreement) enter into any material contracts, guarantees or indemnities;

5.2.7	make, declare or pay any dividends or other distributions, other than Permitted Dividends;

5.2.8	any amendment to the Hive-Out Agreements or the Hive-In Agreement.

5.3	Between the date of this Agreement and Completion the Seller shall not create, or agree to create, any Encumbrance over the Shares.

5.4	For the purposes of this Clause 5, a matter is “material” if the Company is or may in respect thereof be obliged to make aggregate payments in any year exceeding an amount in US Dollars equal to one per cent. (1%) of amount “A” in Clause 3.1 (or equivalent in the applicable currency at the Conversion Rate) or dispose of assets valued in the latest audited accounts applicable to the Company in excess of an amount in US Dollars equal to one per cent. (1%) of amount “A” in Clause 3.1.

5.5	The Seller and the Purchaser shall use all reasonable endeavours to procure that the Third Party Guarantees are released at Completion. The Purchaser covenants with the Seller that the Purchaser shall, until such time as the Seller and its Affiliates are released from all of their obligations under such Third Party Guarantees, indemnify, defend and hold the Seller and its Affiliates harmless against any and all Obligations arising in connection therewith.

5.6	Between the date of this Agreement and Completion the Seller shall procure that unless consented to by the Purchaser (such consent not to be unreasonably withheld or delayed) the Company shall:

5.6.1	carry out its operations and the conduct of the Determination in accordance with good oil and gas field practice, and shall not agree to any revised Tract Participations pursuant to Clause 3.6 of the Goldeneye UUOA; and

5.6.2	keep the Purchaser appraised of the progress of the Determination and to the extent lawful and practicable in the circumstances consult with the Seller in relation to any material decision in connection with the Determination.

5.7	Between the date of this Agreement and Completion the Seller shall use its reasonable endeavours to provide all information reasonably requested by the Purchaser (to the extent that such information is in the Seller’s possession or control) to enable completion by the Purchaser of a reserve report and securities financings and compliance with the Purchaser’s regulatory filing requirements.

6.	Completion

6.1	Completion shall take place on the third Business Day following service of the first (in time) Option Exercise Notice to be served at the offices of the Seller’s Solicitors (or wherever else and whatever time the Parties agree in writing). At Completion, the Parties shall perform all (and not part only) of their respective Completion obligations set out in Schedule 4.

6.2	Notwithstanding Completion, each provision of this Agreement (and any other document referred to in it) not performed at or before Completion but which remains capable of performance, the Warranties (including, for these purposes, the Purchaser’s warranties set out in Part 2 of Schedule 3) and all covenants and other undertakings contained in or entered into pursuant to this Agreement will remain in full force and effect and (except as otherwise expressly provided) without limit in time.

6.3	The Seller declares that so long as it (or any nominee acting for it) remains the registered holder of any of the Shares after Completion, it will (and will procure that any such nominee will):-

6.3.1	hold those Shares and all dividends and other distributions in respect of them (other than the Permitted Dividends), and all other rights arising out of or in connection with them, in trust for the Purchaser and the Purchaser’s successors in title; and

6.3.2	other than the Permitted Dividends, at all times deal with and dispose of those Shares, and all such dividends, distributions and rights attaching to them, as the Purchaser or any such successor may direct.

6.4	The Purchaser shall procure that, as soon as reasonably practicable following Completion, the Company shall cease to bear a name (whether trading or otherwise) containing the expression “Talisman”, or any other expression likely to suggest a connection with the Talisman group of companies.

6.5	The Purchaser shall cause the Company to cease following Completion to use any stationery, invoice, forms, seals, trade marks, logos or any other similar articles or symbols showing the expression “Talisman” or any other expression likely to suggest a connection with the Talisman group of companies.

6.6	The Seller shall procure that an amount equal to the Completion Date Intercompany Receivable is paid to the Company by the relevant member or members of the Seller’s Group within ten (10) Business Days of agreement or final determination of the Completion Statements pursuant hereto.

6.7	The Seller shall deliver or make available to the Purchaser the accounting and other books and records of the Company insofar as they relate to the Licence Interests.

6.8	If at any time prior to Completion there occurs any of the following:

	6.8.1	a Catastrophic Event;

6.8.2	the Company enters into a scheme of arrangement or voluntary arrangement with any of its creditors or an administrative or other receiver is appointed by any person over the whole or any part of the business or assets of the Company; or

6.8.3	the Seller (or, in the case of legal title only, its nominee) ceases to have sole legal and beneficial ownership of the Shares (other than pursuant to a Share Buy-Back), or there is a breach of the Warranty contained in paragraphs 5.1 or 5.8 of Part 1 of Schedule 3, the Purchaser shall be entitled to terminate this Agreement by service of notice in writing to the Seller within 10 Business Days of the date of such occurrence.

6.9	If Completion does not take place as a result of a Party’s (the “Defaulting Party”):

(a)	failure to satisfy the provisions of Clause 4.4, save where that failure relates to the non-provision by the Purchaser or the Company of a letter of credit, where the value of that letter of credit for any Hive-In Licence Interest is greater than the equity share to be acquired by the Company of the current estimated decommissioning cost as set out in Schedule 1 to the Hive-In Agreement; or

(b)	failure to complete on or before the date set down for Completion in accordance with Clause 6.1 (except where the terms of this Agreement permit otherwise) after the Conditions have been satisfied and an Option has been exercised;

the Defaulting Party shall pay to the non-Defaulting Party a sum equal to US$25,000,000 (twenty five million US Dollars) as liquidated damages. The Parties acknowledge and agree that any payment made under this Clause 6.9 represents a fair and reasonable sum and a genuine pre-estimate of the loss attributable to the non-Defaulting Party’s cost and time in entering into this Agreement and is not a penalty. The Parties acknowledge that any payment by a Defaulting Party pursuant to this clause shall be without prejudice to the right of the non-Defaulting Party to seek any other financial remedy in respect of a breach of Clause 4.4 or Clause 6.1 whether in contract, tort, common law, statute or equity.

6.10	The Purchaser hereby covenants to procure that the Company will enter into an election with the Seller (or such of its Affiliates as the Seller may nominate) under Section 179A of the Taxation of Chargeable Gains Act 1992 (“TCGA”) such that any gain or loss arising under Section 179 will be treated as accruing in the Seller (or its Affiliate, as the case may be). The Seller hereby covenants that it will or, where applicable, will procure that, its Affiliate will join in any such election.

6.11	In the event that Conclusion of Determination has not occurred by the Completion Date the Purchaser shall procure that unless consented to by the Seller (such consent not to be unreasonably withheld or delayed) the Company shall:

6.11.1	carry out its operations and the conduct of the Determination in accordance with good oil and gas field practice, and shall not agree to any revised Tract Participations pursuant to Clause 3.6 of the Goldeneye UUOA;

6.11.2	keep the Seller appraised of the progress of the Determination and to the extent lawful and practicable in the circumstances consult with the Seller in relation to any material decision in connection with the Determination;

6.11.3	make available or allow the Seller access to material information, data and other material relevant to the Determination (and the Purchaser hereby agrees that the Seller may retain copies of any information relevant to the Determination); and

6.11.4	appoint the Seller as its agent for the purposes of carrying out all technical and other related work in connection with the process set out in Schedules 4 and 5 of the Goldeneye UUOA as regards the Determination and the Seller hereby agrees to so act provided that the Seller shall have no liability to the Purchaser therefor.

6.12	The Seller and the Purchaser shall execute all such other documents and do all acts and things as may be reasonably required in order to effect the disposal of the Shares to the Purchaser and otherwise carry out the true intent of this Agreement. The Seller and the Purchaser acknowledge that it is their intention that upon Completion the only assets owned by the Company should be the Licence Interests and the Hive-In Licence Interests. If at any time after Completion it shall be discovered that any other assets are owned or controlled by the Company then the Purchaser shall procure that such assets be transferred to the Seller (or as it may direct) for nil consideration.

7.	Warranties and Limitations

7.1	Subject to the provisions of this Clause 7, the Seller hereby warrants to the Purchaser in the terms set out in Part 1 of Schedule 3 as at the date of this Agreement. Each of the Warranties shall be construed as a separate Warranty.

7.2	The Purchaser hereby warrants to the Seller in the terms set out in Part 2 of Schedule 3 as at the date of this Agreement. Each of the Purchaser’s warranties shall be construed as a separate warranty.

7.3	Save in the event of fraud by the Seller, the Seller shall have no liability in respect of a Relevant Claim to the extent that a Relevant Claim, or the subject matter thereof, arises from or in connection with or consists of any fact, matter or circumstance which has been Disclosed in this Agreement or the Disclosure Documents (including the Licence Documents).

7.4	The sole remedy against the Seller in respect of any claim under or in connection with this Agreement shall be an action for a debt, damages or right of indemnity, as the case may be. Save in the event of fraud by the Seller, no right of rescission shall be available to the Purchaser by reason of any fact, matter or circumstance giving rise to a Relevant Claim.

7.5	Save in the event of fraud by the Seller, no Relevant Claim shall be made later than twelve (12) months after Completion unless, prior to such date written notice of the Relevant Claim (giving the amount of such Relevant Claim and the alleged bases of liability on which the Purchaser relies, and such other details as it shall then be reasonably practicable to provide) shall have been given by the Purchaser to the Seller and the Seller shall cease to be under any liability to the Purchaser or otherwise in respect of all and any such claims not so notified to the Seller PROVIDED ALWAYS that the Purchaser shall not be entitled to recover in respect of any Relevant Claim, except a claim in respect of the Warranties given in paragraphs 2.4, 5.1 and 5.2 of Part 1 of Schedule 3:

7.5.1	an amount which, when added to amounts previously recovered (if any) in respect of all and any Relevant Claims exceeds sixty eight per cent (68%) of the amount of the Final Consideration;

7.5.2	an amount which is less than the Claim Threshold, provided that if the aggregate amount of Relevant Claims (but excluding De Minimis Claims (as defined below)) reaches the Claim Threshold the Purchaser shall be entitled (subject to the other provisions of this Clause 7) to recover in respect of each and all such Relevant Claims and not just the excess over the Claim Threshold; or

7.5.3	where the amount of the claim or claims arising out of the same or substantially similar facts or circumstances, is less than an amount in US Dollars equal to one per cent (1%) of the amount of the Final Consideration (“De Minimis Claims”), provided that once the amount of the Relevant Claim reaches the De Minimis Claims amount the Purchaser shall be entitled (subject to the other provision of this Clause 7) to recover the full amount of the Relevant Claim and not just the excess over the De Minimis Claims amount.

7.6	Any Relevant Claim shall, if it has not been previously satisfied, settled or withdrawn, be deemed to have been withdrawn and shall become fully barred and unenforceable (and the Seller’s liability in respect of such Relevant Claim shall absolutely terminate) on the expiry of the period of six (6) months after notice of such Relevant Claim was given to the Seller in accordance with Clause 7.5, unless proceedings in respect thereof shall have been commenced against the Seller (and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been issued and validly served upon the Seller).

7.7	If the Purchaser or the Company or any other entity receives any third party claim which may reasonably be expected to give rise to a claim under or in connection with this Agreement (including Relevant Claims) the Purchaser shall promptly (and in any event within ten (10) Business Days) notify the Seller thereof in writing (together with such details in respect thereof as the Company or the Purchaser have been given) and the Purchaser shall ensure that:

7.7.1	no admission of liability, agreement, settlement or compromise is made to or with any third party in relation to any such claim without the prior consent of the Seller (such consent not to be unreasonably withheld or delayed); and

7.7.2	all reasonable action is taken to mitigate any loss suffered by the Purchaser or the Company or other entity in respect of such claim, including making claims under any applicable policies of insurance relating to the matter giving rise to the claim; and

7.7.3	the Seller or its nominee shall be entitled to take in the name of the Purchaser or the Company and/or require the Purchaser or the Company to take any reasonable action the Seller may request to resist, avoid or contest such claim or do any reasonable act or thing in the name of the Purchaser or the Company but at the expense of the Seller, and to have the conduct of any appeal, dispute, compromise or defence of such claim and any adjudication thereof and of any incidental negotiations, and the Purchaser shall, and shall procure that the Company shall, give the Seller and/or its nominee all reasonable co-operation, access and assistance for the purposes of considering and resisting, avoiding or contesting such claim as the Seller or its nominee may reasonably require,

PROVIDED ALWAYS that the Purchaser or the Company entity is indemnified by the Seller against all costs, expenses, liabilities, damages or losses which are properly incurred by the Purchaser or such Company or other entity in fulfilment of the Purchaser’s obligations under this Clause 7.7 and PROVIDED THAT notwithstanding the provisions of this clause, neither the Purchaser nor the Company shall be obliged to take any action or do any act or thing that would in the reasonable view of the Purchaser or the Company have a material adverse effect on their business or reputation.

7.8	Save as and only to the extent set out in Part 1 of Schedule 3, and save in the event of fraud by the Seller, neither the Seller nor any of its Affiliates nor any officer, shareholder, director, employee, agent, consultant or representative of the Seller or any of its Affiliates (including, without limitation, their auditors) makes any representation, warranty or undertaking, statement, opinion, information or gives any advice (including without limitation any representation, warranty, undertaking, statement, opinion, information or advice (a) communicated (orally or in writing) to the Purchaser or any Affiliate of the Purchaser or (b) made in any data, information or document communicated to the Purchaser or any Affiliate of the Purchaser or made by any officer, shareholder, director, employee, agent, consultant or representative of the Seller or any Affiliate of the Seller) (“Representations”) and the Purchaser acknowledges, affirms and warrants that it has not relied, and will not rely, upon any such Representation in entering into this Agreement or carrying out the transactions contemplated by this Agreement and that, where any Representation is repeated in this Agreement, all liability for misrepresentation whether negligent or innocent (but expressly excluding liability for fraudulent misrepresentation) is hereby excluded and the sole remedy of the Purchaser shall be such remedies as are set out in this Clause 7. The Purchaser hereby irrevocably and unconditionally waives any right it may have to claim damages for, or to rescind this Agreement by reason of any Representation not expressly set out in this Agreement (save in the case of fraud). Without limiting the generality of the foregoing, the Seller makes no representation or warranty as to: (i) the amounts, quality or deliverability of reserves of crude oil, natural gas or other hydrocarbons attributable to the Licence Interests (ii) any geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations, (iii) any forecast of expenditures, budgets or financial projections, or (iv) any geological formation, drilling prospect or hydrocarbon reserve.

7.9	Save in the event of fraud by the Seller, the Seller shall not be liable for any Relevant Claim (or any increase in a Relevant Claim) if and to the extent that such Relevant Claim (or the subject matter thereof):

7.9.1	occurs or arises or, such Relevant Claim otherwise having arisen, is increased as a result of any act, matter, omission, transaction or circumstance which would not have occurred but for, the passing of, or any change in, after the date hereof, any law, rule, regulation, interpretation of the law or any administrative practice of any government, governmental department, agency or regulatory body, including any passing of or change in any law, rule, regulation, interpretation of the law or any administrative practice as aforesaid which takes effect retrospectively, or any increase in the rates of Tax or any imposition of Tax or any amendments to or the withdrawal of any extra-statutory concession or other practice previously made by or published by HM Revenue & Customs or other taxing authority (in whatever jurisdiction) and in force at the date of this Agreement;

7.9.2	occurs or arises or, such Relevant Claim otherwise having arisen, is increased as a result of anything voluntarily done or omitted to be done between the date of this Agreement and the date of Completion by the Seller or the Company, in all cases at the Purchaser’s written request;

7.9.3	occurs or arises or, such Relevant Claim otherwise having arisen, is increased as a result of any voluntary act, default, omission, transaction or arrangement after Completion by the Purchaser, any Affiliate of the Purchaser, the Company or any senior manager of such entity, otherwise than, in the case of the Company, in the ordinary course of its business as now carried on;

7.9.4	relates to any loss which is recovered by the Purchaser, or the Company from their respective insurers;

7.9.5	occurs or arises from any matter or transaction in respect of which provision or reserve is made in the Completion Statements or the Working Capital Statements;

7.9.6	occurs or arises or, such Relevant Claim otherwise having arisen, is increased as a result of any change made after Completion in any accounting or taxation policies of the Company other than any changes required by any law in force at the date hereof or to conform such policies to the generally accepted accounting practices applicable to such entities (as applied at the date hereof).

7.9.7	would not have arisen or occurred but for (or is increased as a result of) a liability for Tax which arises directly or indirectly as a result of:

(a)	the payment of any unusual or abnormal dividend by the Company after Completion;

(b)	the change of the date to which the Company makes up its accounts; or

(c)	the cessation of any business carried on by the Company.

7.10	Where the Purchaser or the Company is or may be entitled to recover from some other person (including under any insurance policy) any sum in respect of any matter or event which could give rise to a claim under or in connection with this Agreement (including a Relevant Claim) the Purchaser shall procure that, without prejudice to the Seller’s obligations to pay in respect of claims other than Relevant Claims, the person so entitled shall use all reasonable endeavours to recover that sum or an equivalent amount (keeping the Seller and its advisers at all times fully and promptly informed of the conduct of such recovery), and any sum recovered shall reduce the amount of that claim and, in the event of the recovery being delayed until after that claim has been satisfied by the Seller, shall be paid to the Seller.

7.11	In assessing any damages or other amounts recoverable under this Agreement there shall be taken into account any benefit accruing to the Purchaser or the Company in consequence of the event or breach giving rise thereto, provided such benefit is capable of being quantified with reasonable accuracy in monetary terms.

7.12	Nothing in this Clause 7 shall in any way restrict or limit the general obligation of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any breach by the Seller of the terms of this Agreement.

7.13	The Purchaser shall and shall procure that the Company will preserve such documents, records, correspondence, accounts and other information as may be reasonable in the ordinary course of business which are relevant to a matter which may give rise to a claim under or in connection with this Agreement (including a Relevant Claim) at all times after notice of such claim has been given until such Relevant Claim has been settled or otherwise finally resolved.

7.14	Except as set out in Clauses 5.5, 6.9 and 9.2, but notwithstanding any other provision of this Agreement, in no event shall any Party be liable for any special, indirect, incidental, punitive or consequential loss or damage in connection with or otherwise arising out of this Agreement.

7.15	Any payments made by the Seller pursuant to Clause 7 of this Agreement shall be treated as a reduction to the Final Consideration.

7.16	The Purchaser shall not be entitled to recover from the Seller the same sum or loss more than once in respect of any Relevant Claim.

7.17	The Purchaser acknowledges and agrees that at the time of entering into this Agreement it does not have:

7.17.1	knowledge of any matter or thing which, save as Disclosed, is inconsistent with the Warranties; and

7.17.2	knowledge that the matter or thing could result in a Relevant Claim,

and such acknowledgement shall be binding on any person bringing a claim under or in connection with the Warranties.

8.	Confidentiality

8.1	The existence of and the terms of this Agreement shall be held confidential by the Parties and shall not be divulged in any way by a Party to any third party without the prior written approval of each of the other Parties provided that any Party may, without such approval, disclose such terms to:

8.1.1	any outside professional consultants, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such consultants;

8.1.2	any bank or financial institution from whom such Party is seeking or obtaining finance or financial advice, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such bank or institution;

8.1.3	any Government Entity lawfully requesting such information;

8.1.4	any court or arbitral tribunal of competent jurisdiction acting in pursuance of its powers; or

8.1.5	any of its Affiliates upon obtaining a similar undertaking of confidentiality from such Affiliates.

8.2	Notwithstanding Clause 8.1, no prior written approval of a Party shall be required for public announcements where such announcement or statement is required by law or by a competent Government Entity or regulatory body, or pursuant to the regulations of any relevant stock exchange or the Securities and Exchange Commission of the United States of America, but, in those circumstances, the Party obliged to make such disclosure shall prior to making such disclosure, where practicable, consult with each of the other Parties as to the form and terms of such disclosure.

9.	Indemnities

9.1	The rights and obligations in this Clause 9 shall not come into effect unless and until Completion takes place.

9.2	Notwithstanding any other provision of this Agreement, the Purchaser covenants with the Seller that the Purchaser and the Company shall indemnify, defend and hold the Seller and its Affiliates harmless against all and any:

9.2.1	Environmental Liabilities; and/or

9.2.2	Decommissioning Liabilities,

irrespective of when such liabilities are or were incurred, regardless of whosoever is or was a licensee under the Licence or party under the JOA or the UOA or other relevant Licence Document.

9.3

9.3.1	If any person not a party to this Agreement (a “Third Party”) shall notify a Party (the “Indemnified Party”) with respect to any claim that the Third Party intends to bring or has brought (a “Third Party Claim”) which gives rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under Clause 9.2, then the Indemnified Party shall promptly (and in any event within twenty (20) Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing, giving reasonably detailed particulars (including copies of all correspondence and relevant documentation) of the Third Party Claim.

9.3.2	The Indemnifying Party or its nominee will have the right to (and shall, if so requested in writing by the Indemnified Party) assume and conduct the defence of the Third Party Claim at its sole cost provided that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless:

(a)	the judgment or proposed settlement involves only the payment of money damages (or other satisfaction of liability under such judgment or settlement) and does not impose any injunction or other equitable relief upon the Indemnified Party; and

(b)	the Indemnifying Party pays to the Indemnified Party a sum equal to, or the monetary equivalent of (as determined in paragraph (a) above), the liability of the Indemnified Party under such judgement or settlement.

9.3.3	Unless and until an Indemnifying Party assumes the defence of the Third Party Claim as provided in Clause 9.3.2, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably deems appropriate at the cost of the Indemnifying Party.

9.3.4	The Party conducting the defence of the Third Party Claim shall provide the other Party with reasonably frequent reports regarding the progress of any Third Party Claim and will take reasonable account of any representations made by the other Party in relation to any Third Party Claim.

9.3.5	Notwithstanding Clause 9.3.3, in no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

9.4	Subject to Clause 9.3, any amount to be paid pursuant to the foregoing indemnities in this Clause 9 shall be paid within thirty days of the Indemnifying Party receiving written notification from the Indemnified Party that such an amount is payable.

10.	Notices

10.1	Any notice pursuant to this Agreement may be given by personal delivery or recorded delivery post or facsimile transmission to the Parties to be served at the address stated in Clause 10.3 or such other address as may be given for the purposes of this Agreement by written notice to the other Parties. Any notice so served pursuant to Clause 10.1 shall be deemed to have been received as provided in Clause 10.2.

10.2	A notice given by:

10.2.1	personal delivery, is deemed to have been received when delivered at the address set out in Clause 10.3 (provided that if it is delivered after 17.00 hours on any day, it shall be deemed to be received on the next following Business Day);

10.2.2	recorded delivery post, is deemed to have been received on receipt; and

10.2.3	facsimile transmission, is deemed to have been received on completion of its transmission, subject to reasonable evidence of transmission (provided that if it is received after 17.00 hours on any day, it shall be deemed to be received on the next following Business Day).

10.3	The respective addresses for service are:
	10.3.1	If to the Seller:
		Address:	Talisman House
163 Holburn Street
Aberdeen
Aberdeenshire AB10 6BZ
		Attention:	Jacquelynn Craw, Company Secretary and Legal Manager
		Facsimile:	+44 1224 354 365
If to the Purchaser:
		Address:	114 St Martin’s Lane
London
WC2N 4BE
		Attention:	Bruce Stover, Director
		Facsimile:	+44 20 7451 2351
If to the Guarantor:
		Address:	1000 Main Street
Suite 3300
Houston
Texas 77002
USA
		Attention:	General Counsel
		Facsimile:	+1 713 307 8794

11.	Assignment

11.1	None of the rights, liabilities or obligations of any Party under this Agreement is assignable except with the prior written consent of the other Party.

12.	Costs and expenses

12.1	The Parties shall each pay their own costs and expenses in relation to the preparation and execution of this Agreement and the documents contemplated hereby or executed pursuant hereto.

12.2	The Purchaser shall be responsible for payment in a timely fashion of any and all stamp or other transfer duties, Taxes and charges payable (in the jurisdiction of incorporation of the Company and/or (if applicable) elsewhere) on or in respect of execution and Completion of this Agreement and all documents contemplated hereby or executed pursuant hereto. The Seller shall, within five (5) Business Days of a request to do so (such request accompanied by evidence of payment by the Purchaser) pay to the Purchaser an amount equal to 50 per cent. of the stamp duty payable on the sale of the Shares hereunder.

13.	General

13.1	No waiver by any Party of this Agreement’s terms, provisions or conditions shall be effective unless specifically evidenced in writing and signed by the waiving Party. Except as otherwise provided in this Agreement, no omission or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, nor shall any such omission or delay preclude the further exercise thereof, or of any other right, power or privilege.

13.2	Without prejudice to any rights hereunder, if any amount payable under this Agreement is not paid when due, the defaulting Party shall pay interest on such amount from the due date of payment (after as well as before judgement) until the date of payment (both dates inclusive) at a rate equal to LIBOR plus four percentage points (4%) calculated on a daily basis using simple interest.

13.3	Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13.4	The indemnities provided in this Agreement shall apply irrespective of cause and notwithstanding the negligence or breach of duty (whether statutory or otherwise) of the indemnified party and shall apply irrespective of whether any claim is in tort, under contract, or otherwise at law.

13.5	This Agreement represents the entire understanding, and constitutes the whole agreement in relation to its subject matter and supersedes any previous agreement between the Parties (or any of them) with respect thereto and, to the fullest extent practicable under the relevant law, and without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

13.6	Every payment payable under this Agreement by a Party shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or withholding for or on account of, any amount which is due and payable to the other Party.

13.7	No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

13.8	So far as it remains to be performed this Agreement shall continue in full force and effect notwithstanding Completion.

13.9	The Purchaser undertakes to the Seller that it shall, and shall procure that its Affiliates shall, preserve for a period of at least seven years from Completion all books, records and documents of or relating to the Company existing and in the possession or control of the Company (or available to it) at Completion. The Purchaser shall permit and allow and shall procure that its Affiliates shall permit and allow, upon reasonable notice (and in any event within seven days of written notice being given) and during normal business hours, the employees, agents and professional advisers of the Seller access to such books, records and documents and the right to inspect the same and make copies thereof.

13.10	Other than those other parties expressly mentioned in relation to the indemnities in Clauses 5.5 and 9, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party to this Agreement.

13.11	Notwithstanding any other provision of this Agreement, any payments to be made pursuant to this Agreement by any Party shall be in US Dollars.

13.12	If any deduction or withholding is required by law to be made from any payment by any Party under this Agreement or if any Party is subject to Taxation in respect of such payment (in each case save for the payment of the Consideration by the Purchaser), the Party making such payment shall increase the amount of the payment by such additional amount as is necessary to ensure that the net amount received and retained by the recipient (after taking account of all deductions or withholdings or Taxation) is equal to the amount which it would have received and retained had the payment in question not been subject to any deductions or withholdings or Taxation. For the purposes of this clause 13.12 “Party” shall include the Guarantor.

14.	Guarantee

14.1	The Guarantor (as primary obligor and not as surety only) irrevocably and unconditionally:

14.1.1	guarantees to the Seller (in consideration of the Seller promising by this clause to pay the Guarantor the sum of US$1 on demand) the due and punctual performance of, and the due payment and discharge of all obligations, sums and liabilities which now are or at any other time shall be due, owing or incurred by the Purchaser to the Seller in respect of the Purchaser’s obligations under this Agreement and/or the Tax Deed and under any agreements between the Parties (or any of them) which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed (the “Guarantor Obligations”); and

14.1.2	undertakes that if any amount guaranteed by this clause is not recoverable on the basis of a guarantee for any reason it will (as a separate and independent stipulation) pay the Seller on demand whatever amount or amounts shall equal what it would have been liable to pay but for such irrecoverability and shall indemnify the Seller against all Losses and Expenses suffered or incurred by the Seller in connection with such irrecoverability.

14.2	This is a continuing guarantee and the Guarantor’s undertakings under this Agreement shall remain in full force and effect until final performance in full of its obligations under this Agreement notwithstanding any intermediate payment or performance or the invalidity or unenforceability in whole or in part of any of the Guarantor Obligations or any other event.

14.3	The guarantee and undertakings contained in this clause shall be discharged by the full performance by the Guarantor of its obligations under this Agreement, but otherwise shall not be discharged or affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Guarantor from those obligations in whole or in part including:

14.3.1	the granting of time, or any waiver or other indulgence (including any extension, renewal, acceptance, forbearance or release in respect of any of the Guarantor Obligations);

14.3.2	the taking, variation, compromise, renewal or release of or refusal or neglect to perform or enforce any rights, remedies or securities against the Purchaser or any other person;

14.3.3	any modification, variation or addition to the terms of any of the Guarantor Obligations or of any other document or security;

14.3.4	any irregularity, defect or informality in the terms of any of the Guarantor Obligations or any other document or security or any legal limitation, disability, incapacity or want of authority of any person;

14.3.5	any transfer or assignment of any rights or obligations by any Party, whether or not they relate to the Guarantor Obligations;

14.3.6	any corporate reorganisation, reconstruction, amalgamation, dissolution, liquidation, merger, acquisition of or by or other alteration in the corporate existence or structure of any Party, or the non-existence of the Purchaser; or

14.3.7	any composition or similar arrangement by any Party or any other person.

14.4	Where any discharge (whether in respect of any of the Guarantor Obligations or any security for the Guarantor Obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored for any reason, the liability of the Guarantor under this Agreement shall continue as if the discharge or arrangement had not been made.

14.5	This guarantee and indemnity is in addition to and is not in any way prejudiced by any other security now or in future held by or on behalf of the Seller.

14.6	The Guarantor shall not by virtue of any payment or performance by it under the terms of this Agreement:

14.6.1	be subrogated to any rights, security or monies held, received or receivable by the Seller or be entitled to assert against any person owing any obligation to the Seller in connection with this Agreement and/or the Tax Deed any right of contribution or indemnity in respect of any payment made or monies received on account of the Guarantor’s liability under this Agreement and/or the Tax deed; or

14.6.2	claim, rank, prove or vote as a creditor of any person owing any obligation to the Seller in connection with this Agreement and/or the Tax Deed, or that person’s estate, in competition with the Seller; or

14.6.3	receive, claim or have the benefit of any payment, distribution or security from or on account of any person owing any obligation to the Seller in connection with this Agreement and/or the Tax Deed, or exercise any right of set-off against any such person and the Guarantor shall hold in trust for, and immediately on demand pay or transfer to, the Seller any payment or distribution or benefit of security received by it contrary to this clause.

14.7	The Guarantor hereby represents and warrants to the Seller that:

(a)	the Guarantor is a company incorporated under the laws of the State of Nevada and possesses the capacity to sue and be sued in its own name and has the power to carry on its business and to own its property and other assets;

(b)	the Guarantor has power to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby, and all necessary corporate, shareholder and other action will have been taken to authorise the execution, delivery and performance of the same;

(c)	the obligations of the Guarantor under this Agreement constitute its legal, valid and binding obligations and are in full force and effect in accordance with their terms;

(d)	the execution, delivery and performance by the Guarantor of this Agreement does not and will not:

(i)	contravene any applicable law or regulation or any order of any competent governmental or other official authority, body or agency or any judgement, order or decree of any court having jurisdiction over the Guarantor;

(ii)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Guarantor is a party or any licence or other authorisation to which the Guarantor is subject or by which the Guarantor or any of its property is bound; or

(iii)	contravene or conflict with the provisions of the Guarantor’s constitutional documents.

15.	Governing law and Jurisdiction and Agent for Service

15.1	This Agreement shall be governed by, and construed in accordance with, English law and the Parties and the Guarantor hereby irrevocably submit to the exclusive jurisdiction of the English courts.

15.2	The Guarantor irrevocably agrees that any claim form, application notice, order, judgment or other process issued out of the courts of England and Wales in connection with any Proceedings (a “Service Document”) may be sufficiently and effectively served on it by service on the address of the Purchaser specified in Clause 10.3.1, with a copy to the Purchaser’s Solicitors, if no replacement agent has been appointed and notified to the Seller pursuant to Clause 15.4 or on the replacement agent if one has been appointed and notified to the Seller.

15.3	Any Service Document served pursuant to this clause shall be marked for the attention of:-

(a)	the Purchaser’s Solicitors at their address stated in this Agreement and the Purchaser at the address set out in Clause 10.3.1 or such other address in England and Wales of the Purchaser’s Solicitors as may be notified to the Seller by the Guarantor; or

(b)	such other person as is appointed as agent for service pursuant to Clause 15.4 at the address notified pursuant to that sub-clause.

Any Service Document addressed in accordance with Clause 15.3 shall be deemed to have been duly served, if left at the specified address, when it is left or, if sent by first class post, two clear Business Days after the date of posting.

15.4	If the agent referred to in Clause 15.2 (or any replacement agent appointed pursuant to this sub-clause) at any time ceases for any reason (including its dissolution) to act as the Guarantor’s agent for service, the Guarantor shall promptly appoint another person with an address in England and Wales to be the Guarantor’s agent for service on the terms of this clause and promptly notify the Seller of the replacement’s name and address. Failing such appointment and notification, the Seller shall be entitled by notice to the Guarantor to appoint such a replacement (including itself) on the replacement’s standard or usual terms (if any) for such appointments to act on the Guarantor’s behalf in accordance with this clause. By way of security, the Guarantor irrevocably appoints the Seller as its attorney to effect any such appointment.

15.5	A copy of any Service Document served on an agent pursuant to this clause shall be sent by post to the Purchaser at its address for the time being for the service of notices and other communications under Clause 10, but no failure or delay in so doing shall prejudice the effectiveness of service of the Service Document.

IN WITNESS of which the parties have executed this agreement as a deed and have delivered it upon dating it.

Schedule 1

Details of the Company

1.	Name	Talisman Expro Limited
2.	Registered Number	3518803
3.	Place of Incorporation	England & Wales
4.	Registered Office	20-22 Bedford Row
London
WC1R 4JS
5.	Authorised Share Capital	£100,000,000 divided into 100,000,000 ordinary shares of £1 each
6.	Issued Share Capital	44,250,002 ordinary shares of £1 each
7.	Registered Shareholder	Paladin Resources Limited	44,250,002 ordinary shares of £1
8.	Directors	James W. Buckee

M. J. Sheppard

9. 10. 11.	Secretary Accounting Reference Date Charges	David P. Mithen Jacquelynn F. Craw Nicholas J. R. Walker Jacquelynn F. Craw 31 December An omnibus letter of set-off dated 28 March 2006 in favour of Lloyds TSB Bank plc

Schedule 2

Licence Interests – Part 1

Licence and other related information

Licence P.361

Block

(a)	Block/ Co-venturers /Seller’s Percentage Interest

Block	Co-venturers	Seller’s Percentage Interest

29/1b	Talisman Expro Limited	4.8440%

Amerada Hess Limited
Shell EP Offshore Ventures Limited
Petro-Canada UK Limited

(b)	Operator – Amerada Hess Limited

(c)	JOA — Joint Operating Agreement for Seventh Round Production Licence P.361 Block 29/1b dated 23 November 1988

Unitised Field

(d)	Field/ Co-venturers /Seller’s Percentage Interest

		Seller’s Percentage
Field	Co-venturers	Interest

Bittern Unit	Talisman Expro Limited	2.4220%

Amerada Hess Limited
Shell U.K. Limited
Shell EP Offshore Ventures Limited
Esso Exploration and Production UK Limited
Petro-Canada UK Limited

(e)	Operator – Shell U.K. Limited

(f)	UOA – Bittern Field Unitisation and Unit Operating Agreement dated 23 January 2002

Licence Documents — See Part 2

Current Estimated Decommissioning Cost – £25.9 million

Licence P.592

Block

(g)	Block/ Co-venturers /Seller’s Percentage Interest

Block	Co-venturers	Seller’s Percentage Interest

20/4b	Talisman Expro Limited	37.50%%

Shell U.K. Limited
Centrica Resources Limited

(h)	Operator – Talisman Expro Limited

(i)	JOA — Joint Operating Agreement for U.K. Continental Shelf Production Licence P.592 Block 20/4b dated 2 September 1999

Unitised Field

(j)	Field/ Co-venturers /Seller’s Percentage Interest

		Seller’s Percentage
Field	Co-venturers	Interest

Goldeneye Unit	Talisman Expro Limited	7.50%

Shell U.K. Limited
Esso Exploration and Production UK Limited
Centrica Resources Limited

(k)	Operator – Shell U.K. Limited

(l)	UOA – Goldeneye Unitisation and Unit Operating Agreement dated 15 March 2002

Licence Documents — See Part 2

Current Estimated Decommissioning Cost – £29.08 million

Licence Interests – Part 2

Licence Documents

Bittern Licence P.361 Block 29/1b

	Barcode	Licence Data	Date
1	00000246	Licence P361 for Block 29/1b effective as of 16 December 1980	01-Jan-81

2	00000245	Deed of Assignment of interest dated 11 December 1985	11-Dec-85

3	00000241	Deed of Licence Assignment — 7January 1986	07-Jan-86

4	00000239	Supplemental deed to oil option deed for P.361 dated 21 January 1986	21-Jan-86

5	00000248	Supplemental deed to oil option deed 3 December 1986	03-Dec-86

6	00000237	Deed of Licence Assignment — 3 December 1986	03-Dec-86

7	00000263	Deed of Licence Assignment 16 December 1987	16-Dec-87

8	00000235	Novation of oil option Deed	16-Dec-87

9	00000261	Deed of Assignment of percentage interest 30 May 1989	30-May-89

10	00000254	Deed of Licence Assignment — 23 August 1991	23-Aug-91

11	00000253	Notice of disposal of interest 11 February 1993	11-Feb-93

12	00000250	Deed of Licence Assignment 6 April 1993	01-Apr-93

13	00000281	Licence assignment 22 December 1993	22-Dec-93

14	00000280	Licence assignment 23 December 1993	23-Dec-93

15	00000277	Deed of Licence Assignment 28 June 1995	28-Jun-95

16	00000275	Deed of Licence Assignment 5 July 1995	05-Jul-95

17	00000274	Deed of Licence Assignment 3 August 1995	03-Aug-95

18	00000272	Deed of Licence Assignment 15 December 1995	15-Dec-95

19	00000269	Waiver letter re: Proposed agreement -AHL and WL 23 August 1996	23-Aug-96

20	00000299	Deed of Licence Assignment 2 June 1997	02-Jun-97

21	00000296	Deed of Licence Assignment 29 October 1997	29-Oct-97

22	00000316	Interest Assignment (Hardy NS) 27 July 1998	27-Jul-98

23	00000317	Interest Assignment (Hardy E & P) 27 July 1998	27-Jul-98

24	00000319	Deed of Licence Assignment 27 July 1998	27-Jul-98

25	00000306	Assignment of Interest — 30 November 1998	30-Nov-98

26	00000307	Deed of License Assignment 30 November 1998	30-Nov-98

27	00000337	Notice of Determination of oil field No. 286 (P.361) 14 April 2000	01-Apr-00

28	00015532	DTI Schedule for licence P361 — retained area from 17th December 2004	17-Dec-04

29	00015455	Licence P361 Block 29/1b schedule of retained area as from 17 December 2004	17-Dec-04

		Operating Agreements

1	00000247	Joint Operating Agreement re Licence P.361 1 January 1981 re Licence P.361 (superseded)	01-Jan-81

2	00000243	Farm-in agreement relating to Licence p.361 (Block 29/16) 12 December 1985	12-Dec-85

3	00000242	Supplemental agreement to Farm-out 12 December 1985	12-Dec-85

4	00000244	Letter agreement re: Farm-in agreement 12 December 1985	12-Dec-85

5	00000240	JOA - Supplemental agreement dated 7 January 1986	07-Jan-86

6	00000238	Novation agreement (JOA & Farm-In Agreement) 3 December 1986	03-Dec-86

7	00000236	Novation agreement re operating agreement and farm in agreement (JOA & Farm-In Agreement) 16 December 1987	16-Dec-87

8	00000262	Joint Operating Agreement for Seventh Round production Licence P.361 Block 29/1b 23rd November 1988	23-Nov-88

9	00000260	JOA - Supplemental agreement dated 18 July 1989	18-Jul-89

10	00000257	JOA - Supplemental agreement P361 29/1b 8 July 1991	08-Jul-91

11	00000255	JOA - Supplemental agreement to dated 23 August 1991	23-Aug-91

12	00000249	JOA - Supplemental agreement dated 6 April 1993	06-Apr-93

13	00000284	Novation of JOA 22 December 1993	22-Dec-93

14	00000283	Novation of JOA 23 December 1993	23-Dec-93

15	00000278	Novation agreement re:JOA 28 June 1995	28-Jun-95

16	00000276	Novation agreement re:JOA 5 July 1995	05-Jul-95

17	00000273	Novation of JOA 3 August 1995	03-Aug-95

18	00000271	Novation agreement re:JOA 15 December 1995	15-Dec-95

19	00000298	Novation agreement re:JOA 2 June 1997	02-Jun-97

20	00000295	Novation agreement re: JOA 29 October 1997	29-Oct-97

21	00000293	Joint facilities development Agreement 23 February 1998 in respect of Bittern and Guillemot West Fields	23-Feb-98

22	00000318	Novation of JOA 27 July 1998	27-Jul-98

23	00000314	Comfort letter re Bittern UOA — 27 July 1998	27-Jul-98

24	00000315	Novation of Joint facilities Development Agreement 27 July 1998	27-Jul-98

25	00000313	Comfort letter re Bittern/West Guillemot JFOA — 27 July 1998	27-Jul-98

26	00000290	Novation of JFDA 30 September 1998	30-Sep-98

27	00000286	Comfort Letter re JFOA (Deminex) 30 September 1998	30-Sep-98

28	00000303	Novation of Joint facilities Development Agreement	30-Nov-98

29	00000301	Comfort letter re Bittern/West Guillemot JFOA 30 November 1998	30-Nov-98

30	00000302	Comfort letter re Bittern UOA — 30 November 1998	30-Nov-98

31	00000305	Novation of JOA 30 November 1998	30-Nov-98

32	00000338	Letter agreement relating to the attached draft of the Triton Joint Facilities Operating Agreement	14-Mar-00

33	00000339	Letter agreement re: Bittern UUOA 28 April 2000	28-Apr-00

34	00000352	Bittern Field unitisation and unit operating agreement — dated 23rd January 2002	23-Jan-02

35	00010099	Letter agreement re Draft Triton Joint Facilities
Operating Agreement the subject of a Letter
Agreement dated 14 April 2000 to reflect changes
resulting from the Guillemot West redetermination -
		dated 26 June 2003	26-Jun-03

36	00010100	Letter agreement to reflect changes resulting from the Guillemot West redetermination — dated 26 June 2003	26-Jun-03

37	00010096	Novationof Joint facilities development agreement in respect of the Bittern & Guillemot West fields dated 23 February 1998	18-Jul-03

38	00010097	Novation & amemdment of the letter agreement relating to the attached draft of the Triton Joint Facilities Operating agreement dated 14 April 2000	18-Jul-03

39	00010977	Letter Agreement amending Draft Triton Joint
Facilities Operating Agreement, the subject of a
Letter Agreement dated 14 April 2000 (as amended,
supplemented or novated) — letter dated 21st
		November 2003	21-Nov-03

40	00000270	Joint Well Agreement P233 (29/1a) & P361 (29/1b) 10 May 1996	10-May-96

41	00000268	Amendment Agreement to joint well agreement dated 10 May 1996	11-Sep-96

42	00000297	Joint Well Agreement re Licence P233 (Block 29/1a) and P361 (Block 29/1b) 5 August 1997	05-Aug-97

		Transportation & Processing

1	00000294	Bittern Field and Guillemot West Field Gas Export via the Shell/Esso SEGAL System Key Terms Letter Agreement 17 February 1998	17-Feb-98

2	00000291	Pipeline crossing and proximity agreement (Triton pipeline across Gannet E Bundle) 7 August 1998	07-Aug-98

3	00000288	Novation of SEGAL Letter agreement 17 February 1998	30-Sep-98

4	00000289	Novation of flowline cost sharing agreement 13 February 1998	30-Sep-98

5	00000287	Novation of pipeline crossing and proximity agreement 7 August 1998	30-Sep-98

6	00000304	Novation of pipeline crossing and proximity agreement 7 August 1998	30-Nov-98

7	00000330	Triton spur/SEGAL Tie in agreement 15 December 1998	15-Dec-98

8	00000331	Contract of affreightment 4 June 1999	04-Jun-99

9	00000334	Deed of adherence to Claims Validation Agreement (Gas Allocation) dated 30 September 1998	11-Nov-99

10	00000340	Agreement for the Transportation and processing of Triton Gas in the SEGAL Sytems 28 April 2000	28-Apr-00

11	00000345	Pipeline crossing agreement in respect of the crossing of the Triton Pipeline by the Gannet E Submarine Power Cable 21 July 2000	21-Jul-00

12	00010993	Triton Modification Agreement (supplemental to the JFOA Letter Agreement dated 14 April 2000)	20-Jun-03

13	00010098	Novation of agreement for the transportation & processing of Triton gas in the Segal system dated 28 April 2000	18-Jul-03

14	00010998	Clapham construction & tie-in to the Bittern facilities & proximity to the joint facilities Agreement — dated 22 August 2003	22-Aug-03

15	00010721	Triton Blend Evaluation Update Report (following agreement to process Clapham field output on the Triton FPSO)	05-Dec-03

16	00013098	Letter with replacement Schedule B for Agreement for the transportation and processing of Triton gas in the Segal System dated 28 April 2000	15-Dec-03

17	00015920	Letter Agreement Preliminary Modification works Triton/Pict — dated 26 January 2005 (attaching Draft Triton Modification Agreement)	26-Jan-05

18	00015987	Triton Modification agreement in respect of the Pict Field — 30th March 2005	30-Mar-05

19	00016084	Proximity Agreement between Shell and Petro-Canada in respect of the Bittern Facilities and the Pict Pipeline — 20th April 2005	20-Apr-05

20	00016082	Provision of affreightment of shuttle tankers assignment and novation agreement — dated 25th April 2005	25-Apr-05

21	00016440	Transfer of contract of affreightment for the Triton FPSO — notice of effective date — dated 27th April 2005	27-Apr-05

22	00016441	Performance guarantee — Teekay Navion Offshore Loading PTE — dated 27th April 2005	27-Apr-05

23	00016368	Letter Agreement in respect of the modification agreement in respect of the Pict Field dated 30th March 2005 — 12th May 2005	12-May-05

24	00017133	Proximity Agreement between Shell and Petro Canada Uk Limited in respect of the Bittern Facilities and the Pict Pipeline — 15 April 2005	15-Apr-05

		Oil/Gas Sale & Purchase Agreements

1	00000332	Sales and marketing agreement (Triton Blend crude oil) 9 August 1999	09-Aug-99

2	00000335	Gas sales agreement (Accord) 26 January 2000	26-Jan-00

3	00000336	Sale and Purchase agreement-LPG, Propane, Butane and condensate 28 January 2000	28-Jan-00

4	00000341	Triton Fuel Gas Supply Sale and Purchase agreement 10 May 2000	10-May-00

5	00000343	Correspondence with Accord Energy Limited concerning Accord-Master Agreement concerning non-application of clause 6 — 28 June 2000	28-Jun-00

6	00000350	Accord-Amendment re: entry capacity reductions — 28 March 2001	28-Mar-01

		Miscellaneous Data

1	00000259	3D Seismic agreement between Amerada, Shell & Occidental — 14 June 1991	14-Jun-91

2	00000258	Letter agreement 3D survey Blocks 29/1a, 29/1b, 29/1c, 29/6a and 28/5a 8 July 1991	08-Jul-91

3	00000256	3D Seismic agreement — 25 July 1991	25-Jul-91

4	00000251	Seismic trade agreement re: Blocks 29/1b, 29/1a, 29/1c 29 March 1993	29-Mar-93

5	00000252	Seismic trade agreement re: Blocks 29/1b and 29/6a 13 April 1993	01-Apr-93

6	00000282	Agreement re: retention of Documents outside the UK - 23 December 1993	23-Dec-93

7	00000279	Certificate of Incorporation on change of name(Ensearch) — 2 November 1994	02-Nov-94

8	00000265	Common Data Listing Abbot/Razorbill Field (Block 29/1B-5)	01-Jan-97

9	00000267	Agreement relating to selection of expert for determination of initial tract participation in the Abbot/Razorbill Field (p.361 Group & P.233 Group) 24 January 1997	24-Jan-97

10	00000266	Letter Agreement razorbill/Razorbill field Basis for Final Determination of Tract Participant 28 February 1997	28-Feb-97

11	00000300	Agreement relating to Abbot/Razorbill Initial Tract Participation — March 1997	01-Mar-97

12	00000264	Expert contract re: Abbot/Razorbill Redetermination - 6 March 1997	06-Mar-97

13	00000310	Change of Name certificate (Pittencrieff/Paladin) 3 August 1998	03-Aug-98

14	00000309	Change of name certificate (Ludgate/Paladin/Bittern) 2 September 1998	02-Sep-98

15	00000325	Stamp Duty agreement 19 June 1998	19-Jun-98

16	00000333	Triton 1 Transfer of title-Registration Certificate 9 November 1999	09-Nov-99

17	00000285	Change of name certificate (Deminex/Veba) 1 December 1998	01-Dec-98

18	00008715	Teekay shipping company performance guarantee - dated 31st March 2003	31-Mar-03

		DTI

1	00000292	DTI consent and assurance letters re Bittern Field Development 13 March 1998	13-Mar-98

2	00000324	DTI Consent to assignment letter 15 July 1998	15-Jul-98

3	00000308	DTI consent letter 30 September 1998	30-Sep-98

4	00000342	Consent to flare gas — 11 May 2000	11-May-00

5	00000344	DTI Invitation to make representations under Section 31(4) Bittern Field -Petroleum Act 1998 29 June 2000	29-Jun-00

6	00000346	DTI Notices-Petroleum Act 1998 31 July 2000 including Section 29 Noticves — Bittern Field	31-Jul-00

7	00000347	Consent to flare gas 3 August 2000	03-Aug-00

8	00000348	Consent to flare gas 26 October 2000	26-Oct-00

9	00000349	DTI Section 29 Notice 11 December 2000	11-Dec-00

10	00000351	DTI Flaring consent 31 December 2001	31-Dec-01

11	00015061	Petroleum Production licences No.P233 and P361 - Consent to flare gas — dated 31st December 2003	31-Dec-03

12	00013557	Petroleum Act 1998 Invitation to make representation under section 31(4) Submarine Pipelines — Triton Gas Export Pipeline — dated 12th February 2004	12-Feb-04

13	00013556	Petroleum Act 1998 Invitation to make representation under section 31(4) Submarine Pipelines — dated 12th February 2004	12-Feb-04

14	00013555	Petroleum Act 1998 Invitation to make representation under section 31(4) Offshore installations — dated 12th February 2004	12-Feb-04

15	00013537	Petroleum Act 1998 : Section 29 Notice Submarine pipelines — dated 18th March 2004	18-Mar-04

16	00013547	Petroleum Act 1998 : Section 29 Notice Offshore installations — Bittern field — dated 18th March 2004	18-Mar-04

17	00013538	Petroleum Act 1998 : Section 29 Notice Submarine pipelines — Triton Gas Export — dated 18th March 2004	18-Mar-04

18	00015382	Petroleum Production Licence nos P233 and P361 - Consent to Flare Gas — dated 31 December 2004	31-Dec-04

Goldeneye Licence P.592 Block

		LICENCE DATA
	-		-
1	124	Letter re block 20/4b UKCS 10th Round of Licensing & Application Acquisition Agreement for 20/4b	12-Feb-87

2	00000125	P592 License to search & bore for and get petroleum Block 20/4b	26-Aug-87

3	00000126	Deed relating to the acquisition of petroleum won and saved under the authority of licence P592 26 August 1987 & Deed of termination dated 15th September 1989	26/08/1987 & 15/09/1998

4	00000127	Deed of Licence Assignment & novation of Application Licence Agreement dated 12 February 1987	12-Feb-90

5	00000128	Schedule of retained area P.592 from 4th June 1993	04-Jun-93

6	00000133	Deed of license assignment 30th September 1998	30-Sep-98

7	00000134	Novation agreement in respect of Letter Agreement regarding licensing Acquisition Agreement for Central Graben area — 30th September 1998	30-Sep-98

8	00000136	Assignment of transferred interest 30th September 1998	30-Sep-98

9	00000144	Deed of license assignment 11th October 1999	11-Oct-99

10	00000148	Deed of license assignment 6th December 1999	06-Dec-99

11	00000151	Assignment of transferred interest 6th December 1999	06-Dec-99

12	00000153	Deed of license assignment 18th December 2000	18-Dec-00

13	00006794	Deed of Licence Assignment of United Kingdom Production licence P592 dated 28th November 2002	28-Nov-02

14	00011700	Letter from Centrica re partial relinquishment of Licence P592 block 20/4b — dated 22 April 2004	22-Apr-04

15	00011699	Letter to DTI — Amendment of notice / Final Notice of surrender of part licensed area — block 20/4b — dated 26 April 2004	26-Apr-04

16	00012145	Schedule of retained area P.592 from 4 June 2004	04-Jun-04

		Operating Agreements

1	00000141	Joint Operating Agreement for U.K. Continental Shelf Production Licence P.592 (Block 20/4b)	02-Sep-99

2	00000145	Novation & amendment of Joint Operating Agreement 11th October 1999	11-Oct-99

3	00000149	Novation of Joint Operating Agreement (JOA) 6th December 1999	06-Dec-99

4	00000152	Side letter to Joint Operating Agreement dated 2 September 1999	19-Jul-00

5	00000154	Novation & amendment of Joint Operating Agreement (JOA) 18th December 2000	18-Dec-00

6	00000158	Goldeneye Heads of Terms Agreement for UUOA, System Operating Agreement, Onshore Module Capacity Rights Agreement, Segal Entry, Gas SPA and condensate SPA 19th Dec 2001	19-Dec-01

7	00000161	Deed of Licence Assignment and Novation and Amendment of Joint Operating Agreement (Amerada to Shell)	01-Mar-02

8	00000167	Goldeneye Unitisation and Unit Operating Agreement 15th March 2002	15-Mar-02

9	00000170	Goldeneye System Operating Agreement 26 March 2002	26-Mar-02

10	00000174	Assignment of percentage interest & Novation & Amendment of Joint Operating Agreement for P.592 Block 20/4b	22-Apr-02

11	00006801	Letter Amendment amending Clause 9.8.2 (Voting) of Joint operating agreement for UK Continental shelf production licence P592 (block 20/4b) dated 2nd September 1999	13-Nov-02

12	00006796	Novation of Goldeneye Unitisation & Unit Operating Agreement dated 15 March 2002	28-Nov-02

13	00006795	Novation & amendment of Joint Operating Agreement relating to UK Petroleum production licence P592 dated 2 September 1999	28-Nov-02

14	00006797	Novation of Goldeneye System Operating Agreement dated 26 March 2002	28-Nov-02

15	00010089	Novation of Goldeneye Unitisation & Unit Operating Agreement dated 15 March 2002 (Petro-Canada to Shell)	18-Jul-03

16	00010090	Novation of Goldeneye System Operating agreement dated 18 July 2003 (Petro-Canada to Shell)	18-Jul-03

17	00003302	Joint Well Agreement (Licence P.225 Block 20/4a & P.592 Block 20/4b) 13th November 1997	13-Nov-97

18	00006201	Novation agreement relating to Joint well agreement 13th November 1997 — dated 27th August 1998	27-Aug-98

19	00000131	Bottom Hole Contribution agreement 12th June 1998	12-Jun-98

20	00000132	Novation of Joint Well Agreement 13th November 1997 - dated 1st July 1998	01-Jul-98

21	00000135	Deed of rectification and novation relating to Joint Well Agreement dated 13th November 1997 — 30th September 1998	30-Sep-98

22	00000146	Novation of Joint Well Agreement 11th October 1999	11-Oct-99

23	00000150	Novation of Joint Well Agreement 6th December 1999	06-Dec-99

24	00000156	Novation of Joint Well Agreement 18th December 2000	18-Dec-00

25	00000166	Novation of Goldeneye Agreements (including Heads of Terms for UUOA dated 19 December 2001 and termination of Goldeneye Studies Agreement)	13-Mar-02

26	00006220	Novation of Goldeneye agreements (Shell/Paladin) (including Goldeneye UUOA dated 15 March 2002)	11-Oct-02

		Transportation & Processing

1	00000157	Pipeline proximity agreement in respect of Goldeneye Work in Proximity to the Frigg UK pipeline and Vesterled pipeline 2nd November 2001	02-Nov-01

2	00000159	Onshore module construction and tie-in agreement (to produce Goldeneye fluids via the Segal System)	19-Dec-01

3	00000169	Segal Entry Agreement (for Goldeneye Gas and Condensates)	26-Mar-02

4	00000171	Goldeneye Onshore Module Capacity Rights Agreement 26 March 2002	26-Mar-02

5	00005229	Pipeline Crossing and Proximity Agreement in respect of Goldeneye pipelines crossing of and proximity to FLAGS pipeline	05-Sep-02

6	00005228	Proximity Agreement in respect of Goldeneye Pipelines and Fulmar Pipeline 5th September 2002	05-Sep-02

7	00006218	Proximity agreement in respect of the Goldeneye pipelines & Goldeneye platform & the SAGE main pipeline 26th September 2002	26-Sep-02

8	00006219	Crossing & proximity agreement in respect of the Goldeneye pipeline & Goldeneye platform & the Miller gas pipeline 26th September 2002	26-Sep-02

9	00006223	Pipeline crossing agreement in respect of the crossing of the Frigg UK pipeline by the Goldeneye pipeline	21-Oct-02

10	00006222	Pipeline crossing & proximity agreement in respect of the Goldeneye pipeline crossing of and proximity to the Britannia pipeline	21-Oct-02

11	00006799	Novation of Goldeneye Segal Entry Agreement dated 26 March 2002	28-Nov-02

12	00006798	Novation of Goldeneye Onshore Module Capacity Rights Agreement dated 26 March 2002	28-Nov-02

13	00006800	Novation of Goldeneye Onshore Module Construction & Tie-in Agreement dated 19 December 2001	28-Nov-02

14	00008813	Pipeline crossing agreement between Gassled & Goldeneye in respect of the crossing of the Gassled pipeline by the Goldeneye pipelines	13-May-03

15	00010091	Novation of Goldeneye Segal Entry Agreement (Shell /Petro-Canada) dated 26 March 2002	18-Jul-03

16	00010092	Novation of Goldeneye onshore module construction & tie-in agreement dated 19 December 2001 (Shell / Petro-Canada)	18-Jul-03

17	00010093	Novation of Goldeneye onshore module capacity rights agreement dated 26 March 2002 (Shell / Petro-Canada)	18-Jul-03

18	00010979	Goldeneye — Atlantic / Cromarty Construction and Tie in Agreement (for Tie-in of Atlantic/Cromarty Platform System to the Goldeneye Platform)	31-Dec-03

19	00018208	Goldeneye — Atlantic and Cromarty Operating Services Agreement (Goldeneye Operator to provide services in connection with operations and maintenance of the A & C Platform System)	17-Nov-05

		Product Sale & Purchase Agreements

1	00000172	Goldeneye Gas sale and purchase agreement (Shell & Esso/Paladin) 26 March 2002	26-Mar-02

2	00000173	Goldeneye Condensate sale and purchase agreement (Shell & Esso/Paladin) 26 March 2002	26-Mar-02

		Miscellaneous

1	00000130	Stamp duty agreement 20 July 1997	20-Jul-97

2	00000137	Seismic Data acquisition and processing agreement for an ocean bottom cable survey 27th November 1998	27-Nov-98

3	00000138	Agreement for acquisition and processing of 3D data UKCS Quadrant 14 & 20 Elrick East	12-Mar-99

4	00000139	Power of Attorney (Statoil — re Sale to Paladin Resources (Bittern) Limited dated 26th July 1999	26-Jul-99

5	00000142	Stamp duty agreement (re Statoil sale to Paladin) dated 24th September 1999	24-Sep-99

6	00000147	Statoil Board resolution 26th November 1999	26-Nov-99

7	00000155	Novation of Goldeneye studies agreement dated 26 July 2000	18-Dec-00

8	00000162	Shell power of attorney 6th March 2002	06-Mar-02

9	00000164	Stamp duty agreement with Shell 12th March 2002	12-Mar-02

10	00006221	Well data access agreement 21st October 2002	21-Oct-02

		DTI

1	00000168	DTI letter re Development and production works 12th March 2002	12-Mar-02

2	00006224	DTI consent to Shell assignment to Paladin re P.592 Block 20/4b	05-Apr-02

3	00004607	DTI Consent to assignment and Transfer of Operatorship (Shell/Paladin) 20th May 2002	20-May-02

4	00015088	Development & Production Works Consent — dated 17th June 2004	17-Jun-04

5	00013536	Consent to vent gas Goldeneye Field — dated 17th June 2004	17-Jun-04

6	00015172	Invitation to make representations under section 31 (4) Offshore installations	10-Nov-04

7	00015173	Invitation to make representations under section 31 (4) Submarine pipelines	10-Nov-04

8	00015383	Petroleum Act 1998 section 29 Notice Offshore Installations re Goldeneye Platform etc	22-Dec-04

9	00015384	Petroleum Act 1998 section 29 Notice Submarine Pipelines	22-Dec-04

10	00015534	Petroleum Production licences nos P257, P592, P732 and P739 (Goldeneye Field) — Consent to vent gas	20-Jan-05

11	00015610	Consent to vent gas 1st February 2005	01-Feb-05

Schedule 3

Warranties

Part 1

Seller’s Warranties

1.	The Seller

1.1	The Seller is and will at Completion be duly incorporated, organised and validly existing under the laws of Scotland.

1.2	The Seller has and will at Completion have the legal right and full power and authority to execute and deliver, and to exercise its rights and perform its obligations under this Agreement and all the other documents which are to be executed by it as envisaged by this Agreement, each of which will when executed constitute) binding obligations on the Seller in accordance with their respective terms.

1.3	All corporate action required by the Seller to authorise the execution and delivery of, and to exercise its rights and perform its obligations under this Agreement and all the other documents which are to be executed by it as envisaged by this Agreement has been or will be taken.

1.4	Solvency

1.4.1	No order has been made, resolution of the Seller passed or (so far as the Seller is aware) petition presented for the winding up of the Seller.

1.4.2	The Seller has not entered into any scheme of arrangement or voluntary arrangement with any of its creditors, and is not insolvent or unable to pay its debts according to section 123 Insolvency Act 1986.

1.4.3	No administrative or other receiver has been appointed by any person over the whole or any part of the business or assets of the Seller, nor (so far as the Seller is aware) has any order been made or petition presented for the appointment of an administrator in respect of the Seller.

1.4.4	So far as the Seller is aware, there are no circumstances which would entitle any person to present a petition for the administration or winding up of the Seller or to appoint a receiver or administrator over the whole or any part of the Seller’s undertaking or assets.

1.5	Solvency at completion

The Warranties given in paragraph 1.4 above will be true at Completion.

2.	The Company

2.1	Memorandum and articles of association

A copy of the memorandum and articles of association of the Company is included in the Disclosure Documents and the Company has at all times carried on its business and affairs in all material respects in accordance with its memorandum and articles of association.

2.2	Statutory books

The statutory books (including all registers and minute books) of the Company contain a substantively accurate record of the matters which should be dealt with in those books, no notice or allegation that any of them is substantively incorrect has been received by the Company and, so far as the Seller is aware, there are no circumstances which might reasonably be expected to lead to any such notice or allegation being served on the Company.

2.3	Statutory returns

All returns, particulars, resolutions and other documents required to be delivered to the Registrar of Companies by the Company have been so delivered.

2.4	Share capital

The Shares constitute (and will at Completion constitute) the whole of the issued share capital of the Company and the Seller is (and will at Completion be) the sole legal and beneficial owner of the Shares. There is (and will at Completion be) no Encumbrance on, over or affecting any unissued shares, debentures or other securities of the Company and (so far as the Seller is aware) no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company.

2.5 2.6	Dividends All dividends declared or due in respect of the Shares have been paid in full. Solvency

2.6.1	The Company has not entered into any scheme of arrangement or voluntary arrangement with any of its creditors, and is not insolvent or unable to pay its debts according to section 123 Insolvency Act 1986.

2.6.2	No order has been made, resolution of the Company passed or (so far as the Seller is aware) petition presented for the winding up of the Company.

2.6.3	No administrative or other receiver has been appointed by any person over the whole or any part of the business or assets of the Company, nor (so far as the Seller is aware) has any order been made or petition presented for the appointment of an administrator in respect of the Company.

2.6.4	So far as the Seller is aware, there are no circumstances which would entitle any person to present a petition for the administration or winding up of the Company or to appoint a receiver or administrator over the whole or any part of the Company’s undertaking or assets.

2.7	The Warranties given in paragraph 2.6 above will be true at Completion.

2.8	Subsidiaries

The Company does not have and has never had any subsidiaries.

3.	Connected business

3.1	Connected transactions

The Company:

3.1.1	save in connection with the transactions contemplated by this Agreement, the Hive In Agreement and the Hive Out Agreements is not and has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated association other than a recognised trade association or any agreement or arrangement for sharing commissions or other income; and

3.1.2	save in connection with the assets to be transferred by it pursuant to the Hive-Out Agreements, has no branch, place of business or substantial assets outside England and Wales or any permanent establishment (as that expression is defined in any relevant Order in Council made pursuant to section 788 TA 88) in any country outside the United Kingdom.

4.	Books of Account

The accounting books and records of the Company have been kept on a basis which complies in all material respects with section 221 CA 85 and are in the possession of the Company. No notice or allegation that any of them is substantively incorrect has been received by the Company.

5.	Licence Interests

5.1	The Company is a licensee of the Licences and is (and will (unless otherwise agreed with the Purchaser pursuant to clause 5) at Completion be) the sole beneficial owner of the Licence Interests.

5.2	Subject to the provisions of the Licence Documents, no Encumbrances are (or will at Completion be) in existence and in force over the Licence Interests nor, subject as aforesaid, is there in effect any agreement or commitment to create the same.

5.3	So far as the Seller is aware, the Company has not committed any material breach of the Licence or any of the other Licence Documents nor received notice that any of the parties to any of the above-mentioned documents, which breach, at the date of making this statement, is of a material nature and is subsisting.

5.4	The Licence Documents and all rights and interests of the Company thereunder or deriving therefrom are in full force and effect. No notice has been given to the Company or, so far as the Seller is aware, to any other licensee of the Licences or any of them, by the Secretary, of any intention to revoke the Licences or any of them. The Company has not knowingly by act or omission done anything which would cause the Licences or any of them to be revoked.

5.5	So far as the Seller is aware no Licence is in the course of being surrendered in whole or in part.

5.6	So far as the Seller is aware none of the current licensees of the Licence or the current parties to the JOA or the UOA has given any notice of withdrawal from the Licence, JOA or UOA.

5.7	The Licence Documents are the only material agreements to which the Company is party relating to the Licence Interests.

5.8	Following completion of the Hive-In Agreement the Company will at Completion (subject to the matters disclosed in the Disclosure Letter (as defined in the Hive-In Agreement) and unless otherwise agreed with the Purchaser pursuant to Clause 5) be the sole beneficial owner of the Hive-In Licence Interests (or those of them transferred to the Company following the operation of Clause 2.5 of the Hive-In Agreement).

6.	Finance

6.1	Particulars of all money borrowed by the Company (other than normal trade credit) including, in each case, the name and address of all banks with whom the Company holds an account, have been Disclosed to the Purchaser.

6.2	Particulars of all money lent or agreed to be lent by the Company and which has not been repaid to it (other than normal trade credit) have been Disclosed to the Purchaser.

6.3	None of the Company’s borrowings includes any off-balance sheet items.

7.	Litigation

The Company is not a party to any material litigation or arbitration or administrative proceedings in respect of which a writ or summons or other formal pleading has been served or judgment issued, nor is there any claim (whether or not formulated within a formal pleading as aforesaid) or dispute in relation to, and which is likely materially to prejudice or detrimentally affect in any material manner, the Licence Interests, and the Seller is not aware that any such litigation, arbitration, administrative proceedings claim or dispute are threatened or pending either by or against the Seller, and, so far as the Seller is aware, there are no facts known to the Seller which are likely to give rise to any claim or dispute which is likely so to prejudice or detrimentally affect in any material manner the Licence Interests, and, so far as the Seller is aware, none of the other licensees of the Licences or the parties to the Licence Documents is a party to any litigation, arbitration or administrative proceedings or any claim or dispute or judgment in relation to, and which is likely to prejudice or detrimentally affect in any material manner, the Licence Interests.

8.	Trading

There are in force no powers of attorney given by the Company nor any other authority given by the Company to any person to enter into any contract or commitment or do anything on its behalf in connection with the Licence Interests.

9.	Employees

The Company has no employees and has never had any employees.

10.	Pension Schemes

The Company does not operate and has never operated any pension schemes.

11.	Properties

Save as comprised in the assets to be transferred by it pursuant to the Hive-Out Agreements, the Company does not own or occupy any property.

12.	Environmental Liabilities

The Company has not received written notification from a Government Entity of any Environmental Liability for which the Purchaser or the Company would be liable pursuant to Clause 9 of this Agreement in relation to the Licence Interests.

Part 2

Purchaser’s Warranties

1.	Capacity

1.1	The Purchaser is and will at Completion be duly incorporated, organised and validly existing under the laws of England and Wales.

1.2	The Purchaser has the legal right and full power and authority to execute and deliver, and to exercise its rights and perform its obligations under this Agreement and all the other documents which are to be executed by it as envisaged by this Agreement, each of which will when executed constitute binding obligations on the Purchaser in accordance with their respective terms.

1.3	All corporate action required by the Purchaser to authorise the execution and delivery of, and to exercise its rights and perform its obligations under this Agreement and all the other documents which are to be executed by it as envisaged by this Agreement has been or will be taken.

2.	Litigation

The Purchaser is not involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration which would have a material effect on its business, assets or condition and which would materially affect its ability to observe or perform its obligations under this Agreement, and no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration of material importance is pending or threatened in writing by or against the Purchaser.

Schedule 4

Completion Obligations

1.	Seller’s Completion obligations

The Seller will be obliged to deliver to the Purchaser (or otherwise make available to the satisfaction of the Purchaser):

(a)	evidence reasonably satisfactory to the Purchaser of the fulfilment of the Conditions set out in Clause 4.1;

(b)	transfers of the Shares duly executed by the registered holders in favour of the Purchaser or its nominee(s) together with the relevant share certificates in the names of such registered holders;

(c)	the statutory registers and minute books (properly written up to the time immediately prior to Completion), the common seal (if any), the certificate of incorporation and (if applicable) any certificate of incorporation on change of name, of the Company;

(d)	all charges, mortgages, debentures and/or guarantees of obligation of members of the Seller’s Group to which the Company is a party together with duly sealed discharges and (where applicable) forms No. 403a duly sworn and completed in respect of them and any covenants in connection with them;

(e)	the written resignations in the agreed form of all the directors and the secretary of the Company from their respective offices, such resignations to take effect from Completion;

(f)	the written resignation of the auditors of the Company in the agreed form to take effect from Completion containing the statements referred to in section 394(1) CA 85 that they consider there are no such circumstances as are mentioned in that section;

(g)	an assignment of the Completion Date Intercompany Payable (in the agreed form) duly executed by the Seller; and

(h)	the Tax Deed duly executed by the Seller;

and to cause a board meeting of the Company to be held at which:

(i)	the transfers of the Shares will be approved for registration (subject to their being duly stamped;

(ii)	all resignations provided for above will be tendered and accepted so as to take effect at the close of the meeting;

(iii)	all persons nominated by the Purchaser (in the case of directors, subject to any maximum number imposed by the relevant articles of association) will be appointed additional directors and appointed secretaries;

(iv)	all existing instructions and authorities to bankers will be revoked and will be replaced with such alternative instructions as the Purchaser may direct;

(v)	the registered office of the Company will be changed to CityPoint, 33rd Floor, One Ropemaker Street, London EC2Y 9UE;

(vi)	auditors nominated by the Purchaser will be appointed.

2.	Purchaser’s Completion obligations

The Purchaser’s obligations are:

(a)	subject to and upon fulfilment by the Seller of all of the obligations of the Seller in paragraph 1 of this Schedule, pay or procure the payment of an amount equal to the Consideration and the Estimated Completion Date Intercompany Payable Price by way of electronic transfer for same day value to the Seller’s Solicitors;

(b)	to deliver to the Seller a copy, certified as a true copy and in full force and effect by a director of the Purchaser (in the agreed form) of a resolution of the directors of the Purchaser approving the acquisition of the Shares on the terms of this Agreement, by the Purchaser, and authorising the execution by or on behalf of the Purchaser, of this Agreement and all other documents contemplated hereby or necessary to give effect hereto;

(c)	to deliver to the Seller a Certificate of the secretary of the Guarantor certifying (i) that the Board of Directors of the Guarantor has authorised the execution by or on behalf of the Guarantor of this Agreement, the guarantee called for pursuant to Clause 14 of this Agreement and all documents contemplated to be signed by the Guarantor pursuant hereto and (ii) the names, signatures and offices held by the persons signing the Agreement on behalf of the Guarantor.

(d)	to deliver to the Seller a deed of release (in a form reasonably satisfactory to the Seller) releasing the Third Party Guarantees, if this has at that time been procured pursuant to Clause 5.6;

(e)	to deliver to the Seller the Hive-In/Hive-Out Guarantee duly executed by the Guarantor; and

(f)	to deliver to the Seller a counterpart of the Tax Deed duly executed by the Purchaser.

Schedule 5

Part A

Working Capital

1.	Pursuant to Clause 3.4.1A of this Agreement, the Working Capital Statement shall be determined in accordance with the provisions of this Schedule, by:

1.1	adding together the amounts of the Cash Balances, trade account receivables, prepayments and sundry receivables, VAT Receivable, Other Assets, Inventory (net of Inventory Provisions) and Underlifts (the “Positive Balance”) for each Licence Interest; and

1.2	adding together the amounts of any overdraft balance, VAT Payable, Accruals, Other Liabilities and Overlifts (the “Negative Balance”) for each Licence Interest; and

1.3	deducting each Negative Balance from each Positive Balance, and adding together the net balances.

2.	Elements

2.1	The elements of working capital shall comprise those items set out in the Exhibit to this Schedule, which items shall have the following meanings:

“Accruals” means the amounts accrued by the Joint Account but unpaid as at the Economic Date;

“Cash Balances” means cash balances held by the Joint Account at the Economic Date;

“Inventory” means the value of inventory reflected in the Joint Venture Billings and equipment held at the onshore warehouse, vendors yards and offshore;

“Inventory Provisions” means both general and specific provision made for obsolete, slow moving or defective items of inventory as adopted by the Joint Account at the Economic Date and as set out in the Joint Venture Billings;

“Joint Account” means any joint account held by the relevant Operator in accordance with each of the JOAs and the UOAs and any relevant pipeline operating agreement;

“Other Assets” means other assets due to the Joint Account but unpaid at the Economic Date;

“Other Liabilities” means the other liabilities accrued by the Joint Account but unpaid as at the Economic Date;

“Overlift/Underlift” means, in relation to the interest of the Company in a Field, the amount in barrels by which the aggregate amount of Oil, or NGL products in metric tonnes, or Gas as described in the Hydrocarbon Accounts prepared by the Field Operator, lifted by the Seller on and before the Economic Date exceeds (in the case of Overlift) or falls short of (in the case of Underlift) the aggregate amount of production entitlement on and before the Economic Date attributable to that interest. The Overlift/Underlift position of each Field at the Economic Date is set out in the relevant terminal accounts; and

“VAT Receivable/Payable” means VAT due to/from the Joint Account but not recovered/paid at the Economic Date.

3.	Valuation of certain elements

For all elements of working capital, other than Overlift and Underlift, trade account receivables, prepayments and sundry receivables, the figures shall be derived from the statements provided by the Operator (Joint Venture Billings).

4.	Valuation of Overlift and Underlift for Crude Oil

The value of any Overlift/Underlift of a Field shall be taken to be the average price per barrel achieved from sales in the month prior to the Economic Date. Where no sales have occurred in the prior month then the actual sales in the months subsequent to the Economic Date as adjusted for the premium or discounts in current contracts will be used.

5.	Valuation of Overlift and Underlift for NGL Products

The value of any Overlift and Underlift of a field shall be taken to be the average price per metric tonnes achieved from sales in the months subsequent to the Economic Date.

6.	Valuation of Overlift and Underlift for Gas Products

Overlift or Underlift gas entitlement balances present due to gas banking or daily nominations arrangements shall be determined with reference to the prevailing gas price invoiced in the prior month.

7.	Currency

Euro, GBP and other denominated amounts are to be translated into US Dollars at the applicable Conversion Rate.

Exhibit

Form of Working Capital Statement

Interest	100% Joint Venture	Interest %	Interest Share $
As per Joint Venture Billings (where relevant)
Cash

VAT Receivable/Payable

Trade Account Receivables

Prepayments and sundry receivables

Other Assets

Inventory

Inventory Provisions

Accruals

Other Liabilities

As per [terminal accounts]

TOTAL WORKING CAPITAL

Part B – The Completion Statements

1. Net Funding Adjustment (and Interest)

	Payment	Amount US$	Payment	Interest from
	local currency	(Note 1)	Date	Payment date to
completion
(Note 2)
Payments In

Total Payments In (a)		[ ]		Total Interest on Payments In [ ] (c)

Payments Out

Total Payments Out (b)		[ ]		Total Interest on Payments Out [ ] (d)

Net Funding Adjustment and interest thereon = (a + c) – (b + d)

Note 1: Note 2:	Euro, GBP and other denominated balances are to be
translated into US Dollars at the applicable Conversion
Rate.
Interest at the rate per annum at LIBOR plus one percentage
point calculated on each Payment In and Payment Out from the date of payment to Completion.

2.	Completion Date Intercompany Receivable and Intercompany Payable

	Completion Date	Completion Date
	Intercompany	Intercompany
	Receivable	Payable
	US Dollars (US$)	US Dollars (US$)	US Dollars (US$)

Company

Schedule 6

Part 1

Call Option Exercise Notice

Endeavour Energy UK Limited

33rd Floor, CityPoint

One Ropemaker Street

London EC2Y 9UE

Paladin Resources Limited
Talisman House
163 Holburn Street
Aberdeen
Aberdeenshire
AB10 6BZ

For the attention of: Mike Boyle

Date: [                                     ]

Dear Sirs

We refer to the put and call option agreement dated [                         ] 2006 between Talisman Resources Limited and ourselves (the “Option Agreement”) in which you granted to us an option (the “Call Option”) to require you to sell the Shares (as defined therein). Pursuant to clause 4.8 of the Option Agreement we hereby (as at the date of this notification) exercise the Call Option in respect of the Shares and require you to sell to us the Shares.

Yours faithfully

for and on behalf of

Endeavour Energy UK Limited

Part 2

Put Option Exercise Notice

Paladin Resources Limited

Talisman House

163 Holburn Street

Aberdeen

Aberdeenshire

AB10 6BZ

Endeavour Energy UK Limited

33rd Floor, CityPoint

One Ropemaker Street

London EC2Y 9UE

For the attention of Bruce Stover

Date: [                                                 ]

Dear Sirs

We refer to option agreement dated [                                        ] 2006 between Talisman Resources Limited and you (the “Option Agreement”) in which you granted to us an option (the “Put Option”) to require you to purchase the Shares (as defined therein). Pursuant to clause 4.10 of the Option Agreement we hereby (as at the date of this notification) exercise that Put Option in respect of the Shares and require you to purchase from us the Shares.

Yours faithfully

for and on behalf of

Paladin Resources Limited

Executed as a deed by	)
PALADIN RESOURCES LIMITED	)	/s/Jacquelynn F. Craw
acting by:	)	Duly Authorised Attorney
Jacquelynn F. Craw	)
its duly authorised attorney in the presence of	)

Witness Signature: /s/ James Parkes

Witness Name: James Parkes

Address: 160 Alpersgrade St., London EC1

Occupation: Solicitor

Executed as a deed by		)
ENDEAVOUR ENERGY UK		)	/s/ Lance Gilliland
LIMITED on being signed by:		)	Director
Lance Glliland		)
and	Bruce H. Stover	)	/s/ Bruce H. Stover
Director/Secretary

Executed as a deed by ) ENDEAVOUR INTERNATIONAL ) CORPORATION on being signed by: ) /s/ Bruce H. Stover BRUCE STOVER ) Executed as a deed by	)
ENDEAVOUR INTERNATIONAL	)
CORPORATION on being signed by:	)	/s/ Bruce H. Stover
BRUCE STOVER	)